Exhibit 10.20

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. THE OMITTED PORTIONS OF THIS DOCUMENT ARE INDICATED BY [***].

Amended Coal Supply
Agreement

Stanwell Corporation Limited

Wesfarmers Curragh Pty Ltd

Agreement for Wesfarmers to Supply Coal to Stanwell being an amendment to Contract No. SCL 0344/99 (as amended 7
December 2004 by way of a restatement) by way of a restatement

Table of Contents

1.	Interpretation	2

2.	Agreement to Buy and Sell/Total Contract Tonnage	9

3.	Source of Coal / Substitute Coal	12

4.	This Clause is not being used intentionally	17

5.	Annual Base Tonnage, Rates of Delivery and Notification of Requirement	17

5A.	Export of Option Tonnage	19

6.	Delivery Facilities/Title/Risk	26

7.	Quality of Coal	27

8.	Quantity and Quality Determination	29

9.	Price of Coal	31

10.	Variation in Price with Changes in Indices	32

11.	Variation in Price with Variations in Quality	32

12.	Payment	33

13.	Interruption to Supply	42

14.	Interruption to taking of Deliveries	47

15.	Sales by Wesfarmers to other Purchasers	51

16.	Marketable Reserves	51

17.	Request by Stanwell for Postponement of Deliveries	55

18.	Dispute Resolution	56

19.	Assignment/Change of Ownership	58

20.	Representations, Warranties and Undertakings	61

21.	[This Clause is not being used intentionally]	61

22.	Confidentiality	61

23.	Notices and Communications	62

24.	Miscellaneous	63

25.	Costs	66

26.	Counterparts	66

27.	Triggering Events/Termination	66

Schedule (1)		69

Part A: Curragh North Area		69

Part B: Reserved Area		71

Part C: Additional Areas		72

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Part D: Diagram of MDL 162, Curragh North Area And Reserved Area		73

Part E: Water Reserve Mining Lease Area		74

PART F:	HAUL ROAD RESTRICTION AREA (CLAUSE 24.8)	75

PART G:	DESCRIPTION OF PIT U EAST AREA	76

PART H:	PIT U EAST AREA - RUN OF MINE COAL	77

PART I: HAUL ROAD MINING LEASE		79

Schedule (2): Quality Assurance		80

Schedule (3): Rail Performance Levels		81

Schedule (4): Marketable Reserves - Australasian Code for Reporting of Mineral Resources and Ore Reserves (‘JORC Code’)		83

Schedule (5): Pro-forma Stanwell Export Coal Confirmation		84

Schedule (6): Clause 1.1—“Final Delivery Date”		85

Schedule (7): Clause 5A.1—“Stanwell Actual Export Tonnage Proceeds”		87

Schedule (8): process for invoicing under Clause 12.7 when Expansion Commitment Date occurs (provided that it occurs on or before the Expansion Commitment Deadline Date)		88

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Date	6 November 2009

Parties

1.	Stanwell Corporation Limited (ABN 37 078 848 674) of Level 12, 1 Eagle Street, Brisbane in the State of Queensland (Stanwell); and

2.	Wesfarmers Curragh Pty Ltd (ABN 90 009 362 565) of Level 11, Wesfarmers House, 40 The Esplanade, Perth, Western Australia (Wesfarmers)
Recitals

A	Stanwell owns and operates power stations for the purpose of generating electricity.

B

As of 30 January 1981 Arco Australia Ltd, ACI Resources Ltd, RW Miller & Co. Pty Ltd and Mitsui & Co. (Australia) Ltd, as owners of the Curragh Mine, of the first part and the Queensland Electricity Generating Board, the Queensland Coal Board and the State Electricity Commission of the second part entered an agreement entitled “Coal Supply Agreement for the Supply of Steaming Coal from an Initial Development of the Curragh Coal Deposits”, pursuant to which the co-venture (as defined therein) agreed to supply coal to the Queensland Electricity Generating Board (“OCSA”).

C	The OCSA was subsequently amended by agreements entered on 19 December 1985, 25 May 1994 (two agreements), and 23 December 1994.

D

By virtue of various deeds of assignment and other agreements and of the passing of various laws and regulations, the then owners of the Curragh Mine which were entitled to the ownership of the Curragh Coal (being Arco Coal Australia Inc (ARBN 009 738 407) (“Arco”), and Mitsui Coal Development (Australia) Pty Ltd (ACN 001 825 734) (“Mitsui”)) and Stanwell, as parties to the OCSA, agreed to resolve certain disputes that had arisen between the Parties in relation to the OCSA, by entering into Contract No. SCL034/99 on 2 December 1999 (“RCSA”) in replacement of the OCSA.

E	The RCSA was amended by Amendment No. 1 dated 23 May 2000.

F

By various deeds of assignment and other agreements, Wesfarmers became the sole owner of the Curragh Mine and by Deed made on 26 June 2000 became Wesfarmers under the RCSA, as amended, in place of Arco and Mitsui.

G

As a result of a tender process instigated by Stanwell for the development of an area within the then area of MDL 162 to supply coal to Stanwell’s power stations in Queensland (as Stanwell may decide), Wesfarmers, as the successful tenderer, applied for and obtained the Curragh North Mining Lease.

H	On 7 December 2004, the Parties executed the Coal Supply Agreement (“CSA”) which effected an amendment to the RCSA, as amended, by way of a restatement.

I	The Parties have agreed to amend the existing coal supply arrangements.

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J	In addition to the obligations of Wesfarmers to Stanwell under this Agreement Wesfarmers shall produce coal for export from the Tenements.

K	The securing of a stable supply of Coal is of fundamental importance to Stanwell and securing a stable demand for its coal production is of fundamental importance to Wesfarmers.

L

It is of fundamental importance to Wesfarmers to be entitled to source up to 50% of the coal to be supplied to Stanwell under this Agreement from outside the Tenements and Stanwell has agreed to Wesfarmers being so entitled on the basis that Stanwell will be no worse off than had coal from the Tenements been delivered under this Agreement.

M	Wesfarmers has agreed to sell and deliver and Stanwell has agreed to accept and purchase Coal in accordance with the terms and conditions of this Agreement.

N	This document when executed will effect an amendment to the CSA by way of a restatement of the CSA.

It is agreed as follows.

1.                                      Interpretation

1.1                               In this Agreement and in the Recitals and Schedules hereto the following words and expressions, unless and except insofar as the context otherwise indicates or requires shall have the meaning designated in this Clause 1.1:

“Act” means the Mineral Resources Act 1989 (Q1d).

“Amended Coal Supply Agreement Option Deed” means the deed titled “Amended Coal Supply Agreement Option Deed” executed by the Parties on 4 September 2009.

“Additional Areas” means the areas set out in Part C of Schedule 1.

“Annual Base Tonnage” for any Year means the tonnage for that Year as provided in Clause 5.1(a).

“Annual Contract Tonnage” means for any Year:

(a)                                 the Annual Base Tonnage for that Year, plus;

(b)                                 any Annual Option Tonnage for that Year, plus;

(c)                                  any other tonnage Wesfarmers is obliged to deliver in that Year pursuant to this Agreement, minus;

(d)                                 any deliveries cancelled from such Tonnages pursuant to Clauses 5A.9, 13.3 and 14.3.

“Annual Option Tonnage” for any Year means, subject to Clause 5A, the tonnage for that Year regarding which Stanwell has exercised its option pursuant to Clause 2.6.

“As Converted Into A$” means:

(a)                                 in relation to “Wes farmers Selling Expenses” in Clause 5A.1:

(i)                                     for letter of credit confirmation charges and all other charges relating to letters of credit means US$ converted to A$ at the spot rate notified by Wesfarmers Bank on the date when the amount is actually received by Wesfarmers under the applicable contract for the export of Stanwell Actual Export Tonnage;

(ii)                                  for all other “Wesfarmers Selling Expenses”, US$ converted into A$ at the hedge rate on the date of the bill of lading for the relevant shipment;

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(b)                                 in relation to the “Reference Coal Contract Price” in Clause 12.5(a) , US$ converted into A$ at the hedge rate on the date of the bill of lading for the relevant shipment; and

(c)                                  in relation to the definition of “Stanwell Actual Export Tonnage Receipts” in Clause 5A.1, US$ converted into A$ at the spot rate notified by Wesfarmers Bank on the date when the amount is actually received by Wesfarmers under the applicable contract for the export of Stanwell Actual Export Tonnage.

For paragraphs (a)(ii) and (b), conversion from US$ into A$ at the hedge rate shall be based on the A$/US$ hedge settlement rate as displayed on WM/Reuters Australian Fix 10am Rate at approximately 10am Australian Eastern Standard time on the applicable date of conversion.  If such rate does not exist at the relevant time then the Parties shall, at the request of either Party, agree a rate.  If agreement has not been reached on the conversion rate within a period of two (2) Months after the applicable request, then the conversion rate shall be determined under Clause 18.8.

In paragraphs (a)(i) and (c), “Wesfarmers Bank” means the bank used by Wesfarmers from time to time for the receipt of amounts under contracts for the export of Stanwell Actual Export Tonnage.

“Base Contract Tonnage” has the meaning ascribed in Clause 2.4.

“Base Price” has the meaning ascribed in Clause 9.1.

“Base Tonnage” means Coal delivered or to be delivered under Clause 2.5.

“Coal” means coal from the Tenements or Substitute Coal that meets the requirements of Clause 7.

“Coal Supply Option Deed” means the deed titled “Coal Supply Option Deed” executed by the Parties on 24 January 2003, as amended by the “Deed Amending the Coal Supply Option Deed” executed by the Parties on 24 September 2003.

“Commencement Date” means 1 January 2000.

“Consumer Price Index” means the consumer price index for Brisbane (ABS Cat. No. 6401, Table 1 — All Groups) published by the Australian Bureau of Statistics or any other Australian Government Body that publishes that index.  If such consumer price index ceases to exist or be published or the base components or method of calculation of that index is altered significantly, the Parties shall confer forthwith at the request of either to negotiate upon the adoption of another suitable index to replace that consumer price index.  If agreement has not been reached within a period of two (2) Months after request has been made for a conference for this purpose, then the replacement index shall be determined under Clause 18.8.

“Contract Price” has the meaning ascribed in Clause 9.2.

“Contract Term” means the period from the Commencement Date to the Final Delivery Date.

“Curragh Coal” means coal produced from the Curragh Mine.

“Curragh Mine” means Wesfarmers’ coal mining facilities located within the Tenements that are described in paragraph (a) of the definition of “Tenements” in this Clause 1.1 and Wesfarmers’ processing facilities located within or in the vicinity of those Tenements.

“Curragh North Approvals Date” means 18 November 2004.

“Curragh North Area” means the area covered by the Curragh North Mining Lease and is specified in Part A of Schedule 1.

“Curragh North Coal” means coal extracted from the Curragh North Mine.

“Curragh North Commencement Date” means the day the aggregate volume of Curragh North Coal exceeds 100,000 Tonnes.  The Parties acknowledge that this day was 18 November 2004.

“Curragh North Mine” means Wesfarmers’ coal mining facilities located within the Curragh North Area.

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“Curragh North Mining Lease” means Mining Lease Number 80110 and any renewals, extensions and amendments thereof and any tenements issued to Wesfarmers in place thereof or over any part of the area covered by the foregoing tenement.

“Curragh North Project” means:

(a)                                 the development, construction and operation of a mine or mines for Curragh North Coal in the Curragh North Area; and

(b)                                 the construction and use of the Haul Road,

that will enable Wesfarmers to meet its obligations under this Agreement.

“Curragh North Termination” has the meaning ascribed in the Mining Lease Procedures Deed.

“eligible employee” has the meaning given by the operation of section 3 of the LSL Levy Act.

“Final Delivery Date” means the later of the following dates:

(a)                                 the date upon which:

(i)                                     the aggregate of the deliveries of the Annual Base Tonnage equals

(ii)                                  the Base Contract Tonnage, less,

(A)                               the aggregate quantity of Coal in Tonnes Equivalent which forms part of any deliveries cancelled under Clauses 13.3 or 14.3; and

(B)                               (where Lower Nominations exceed Higher Nominations) the aggregate of Lower Nominations less the aggregate of Higher Nominations, where:

Higher Nomination for a Nomination Year means the quantity, stated in Tonnes Equivalent, by which the Annual Base Tonnage nominated by Stanwell for that Nomination Year is greater than 95% of the Nominal Base Annual Tonnage for that Nomination Year;

Lower Nomination for a Nomination Year means the quantity, stated in Tonnes Equivalent, by which the Annual Base Tonnage nominated by Stanwell for that Nomination Year is less than 95% of the Nominal Base Annual Tonnage for that Nomination Year;

Nomination Year means the 2010 Year and every succeeding Year until the end of the Term;

and

(b)                                 where Stanwell has, at least 12 Months before the commencement of the Year in which the date in Paragraph (a) occurs, exercised its option under Clause 2.6, the date upon which the final quantity of Option Tonnage the subject of that exercise, has (subject to Clause 5A) been delivered.

The formula in Paragraph (a)(ii)(B) must be read subject to the worked examples in Schedule 6.

The Parties recognise that formula is intended only to apply once and will act reasonably in relation to its application.  To that end, the Parties must consult from at least 1 July in the Year immediately before the expected Year of the Final Delivery Date to achieve this result.  For the avoidance of doubt, where there is Coal remaining to be delivered in a Year that is less than Annual Contract Tonnage for that Year (noting that the Nominal Base Annual Tonnage is not pro-rated for any Year), then, unless Wesfarmers agrees otherwise under Clause 5.1, it would be expected that by application of Clause 5, Wesfarmers shall deliver and Stanwell shall take delivery of Coal for that Year such that the Final Delivery Date will occur during that Year.

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For example, if by the application of paragraphs (a) and (b) above, 300,000 Tonnes Equivalent of Coal remained to be delivered in that Year, then the Final Delivery Date would occur in the first Quarter of that Year.

“GOC” has the meaning ascribed in section 5 of the Government Owned Corporations Act 1993 (Queensland).

“Government Body” means any government, governmental or semi-government or judicial entity, any body politic, any ministry, inspectorate, official, public or statutory person or other statutory or administrative entity, domestic or foreign, federal, state or local.

“GST” means any tax, levy, charge or impost implemented under the GST Act or an Act of the Parliament of the Commonwealth of Australia substantially in the form of, or which has a similar effect to, the GST Act.

“GST Act” means the Act entitled A New Tax System (Goods and Services Tax) Act 1999 (Cth) or any Act passed in substitution for or replacement of that Act and expressions and words defined in that Act and used in this Agreement have the meanings defined in that Act.

“Haul Road” means the haul road between the Curragh North Mining Lease (and its environs) and the Curragh Mine (and its environs) to enable coal to be transported to the Curragh Mine Loading Plant, and which is within the Haul Road Mining Lease.

“Haul Road Mining Lease” means the area that is shown as the “Haul Road Mining Lease”, as shown in the plan annexed in Part I of Schedule 1 to this Agreement, and which is part of Mining Lease 80110.

“Holding Company” has the meaning given that term in section 9 of the Corporations Act 2001 (Cth).

“Invoice Price” has the meaning ascribed in Clause 9.3.

“Loading Plant” means the loading plant located at the mine at which a delivery of coal is to be made.

“LSL” means the levy imposed by the LSL Levy Act.

“LSL Levy Act” means the Coal Mining Industry (Long Service Leave) Payroll Levy Act 1992 (Cth).

“Marketable Reserves” has the meaning given to that term, in relation to coal, in the Australasian Code for Reporting of Mineral Resources and Ore Reserves (the JORC Code), the 1999 edition being attached as Schedule 4.

“MDL” means a mineral development licence granted under the Act.

“Medium Term Arrangement” means:

(a)                                 any contractual arrangement for the sale and purchase of coal by Wesfarmers with a third party, or by Stanwell with a third party, as applicable, having a term of not less than three Months and not more than one Year; and

(b)                                 any such arrangement for a term of not more than one Year which contains an option for Stanwell or Wesfarmers to extend that term, provided that such option is not exercised after the relevant interruption to supply or to taking of deliveries, as applicable, ceases without the prior consent of Stanwell (where Wesfarmers is the party to the agreement) or of Wesfarmers (where Stanwell is the party to the agreement).

“Metallurgical Coal” means coal that is produced from the Tenements for consumption in coke, steel, direct smelting or other related metallurgical industry.

“Mining Lease Procedures Deed” means the deed titled “Mining Lease Procedures Deed” executed by the Parties on 24 January 2003 as amended by the “Deed Amending the Mining Lease Procedures Deed” executed by the Parties on 24 September 2003.

“Minister” means the Minister under the Act.

“ML” or “Mining Lease” means a mining lease granted under the Act.

“Month” means calendar month.

“Monthly Tonnages” has the meaning ascribed in Clauses 5.3 and 5.4.

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“Nominal Base Annual Tonnage” means the annual quantity of Coal for a particular year set out in Clause 2.5.

“Nominal Net Weight” for a train means 97.5% of the aggregate of the weight of coal capable of being carried in the wagons in that train, for each particular class of wagon as most recently advised by Stanwell’s Carrier.

“Option Deed for Curragh North Project Assets” means the deed titled “Option Deed for Curragh North Project Assets” executed by the Parties on 24 January 2003.

“Option Tonnage” means, subject to Clause 5A, Coal delivered or to be delivered under Clause 2.6.

“Party” means Wesfarmers or Stanwell.

“Power Station” means:

(a)                                 the Stanwell Power Station; and

(b)                                 any other power station:

(i)                                     owned by Stanwell which Stanwell may nominate to receive and use Coal; and

(ii)                                  where the Coal has been test burned by Stanwell and determined by Stanwell to be suitable for use,

in each case depending upon where the Coal is intended to be used.

“Project Documents” means this Agreement, the Amended Reversion Deed, the Coal Supply Option Deed, the Amended Coal Supply Agreement Option Deed, the Mining Lease Procedures Deed, the Option Deed for Curragh North Project Assets, the Reserved Area Consent Option Deed and the Reserved Area Deed of Consent each to the extent that it is in force.

“Quarter” means any period of 3 consecutive Months beginning on January 1, April 1, July 1 and October 1 of any Year.

“Quarterly Tonnages” has the meaning ascribed in Clause 5.1.

“Rail Energy Payment” has the meaning ascribed in Clause 12.4.

“RCSA” has the meaning given in Recital D.

“Related Body Corporate” has the meaning given that term in section 50 of the Corporations Act 2001 (Cth).

“Reserved Area” has the meaning ascribed to that term in Clause 2.9.

“Reserved Area Deed of Consent” means the deed titled “Reserved Area Deed of Consent” executed by the Parties on 6 November 2009.

“Reserved Area Consent Option Deed” means the deed titled “Reserved Area Consent Option Deed” executed by the Parties on 4 September 2009.

“Reversion Deed” means the deed titled “Amended Reversion Deed” executed by the Parties on or about the same date as this Agreement.

“Sales Representative” means Curragh Coal Sales Co Ply Ltd (ABN 89 010 459 220) or any successor as a sales representative to Wesfarmers for the purposes of this Agreement and who is so notified by Wesfarmers to Stanwell to be such sales representative.  The Parties acknowledge that, effective 9 May 2007, Wesfarmers was appointed Sales Representative.

“Standard Coal Quality” means all of Gross Calorific Value, Ash and Total Moisture specifications as set out in Clause 7.1.

“Stanwell Power Station” means the existing coal fired power station operated by Stanwell near Gracemere in the State of Queensland.

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“Stanwell’s Carrier” means Queensland Rail or such other person who from time to time contracts with Stanwell for the transport of Coal.

“State Body” means each of:

(a)                                 the State of Queensland;

(b)                                 a Government Body of the State of Queensland; and

(c)                                  a GOC.

“Substitute Coal” has the meaning ascribed in Clause 3.2.

“Tenements” means:

(a)                                 Mining Lease Numbers 1878, 1990, 80010, 80011, 80012, 80086 and 80112 and any renewals, extensions and amendments thereof and any tenements issued to Wesfarmers in place thereof or over any part of the area covered by the foregoing tenements;

(b)                                 the Curragh North Mining Lease; and

(c)                                  the Water Reserve Mining Lease.

“Thermal Coal” means coal that is produced from the Tenements and that is not Metallurgical Coal.

“Tonne” means a metric ton of 1,000 kg.  For the purpose of conversion, a metric ton equals 0.984206 long tons and a long ton equals 1.016047 metric tons.

“Tonne Equivalent” means a quantity of Coal with an as received Gross Calorific Value of 25.6 gigajoules, determined by the sampling and analysis techniques provided in this Agreement.

“Total Contract Tonnage” has the meaning ascribed in Clause 2.3.

“Trade Certified” means that the Weighbridge is certified under the Trade Measurement Act 1990 (Q1d).

“Water Reserve Mining Lease” means Mining Lease number 80123, and any renewals, extensions and amendments thereof and any tenements issued to Wesfarmers in place thereof or over any part of the area covered by the foregoing tenement.

“Water Reserve Mining Lease Application” means the Mining Lease application that is over the Water Reserve Mining Lease Area, any accompanying environmental authority application and any other applications required to enable the Curragh North Project to be carried out on that land.

“Water Reserve Mining Lease Area” means the land described in Part E of Schedule 1.

“Weekly Tonnages” has the meaning ascribed in Clauses 5.5 to 5.7 inclusive.

“Weighbridge” means the weighbridge at or near the Loading Plant or other weighbridge agreed in writing by the Parties, with each Party acting reasonably.

“Wesfarmers’ Carrier” means any person who from time to time contracts with Wesfarmers for the transport of Substitute Coal.

“Year” means a calendar year commencing on January 1 and ending on December 31.

1.2                               In this Agreement and in the Recitals and Schedules hereto, unless and except insofar as the context otherwise indicates or requires:

(a)                                 All payments required to be made under this Agreement shall be made in Australian Dollars and Cents.

(b)                                 References to “A$” or “$” shall be a reference to Australian dollars and references to “US$” shall be a reference to United States dollars.

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(c)                                  Each provision shall be deemed to be separate and severable from each other provision.  If any provision is determined to be invalid or unenforceable, such determination and the consequential severance (if any) shall not invalidate the rest of this Agreement which shall remain in full force and effect as if such provision had not been made a part thereof unless the effect of the severance of any such provision would be to frustrate this Agreement in which case the legal principles of frustration of contract shall apply.

(d)                                 Reference to a Party includes that Party’s successors and permitted assigns and references to Wesfarmers or Stanwell shall include their successors and permitted assigns.

(e)                                  Reference to Australian or British Standards shall unless otherwise agreed by the Parties be reference to such Standards as at the date hereof.

(f)                                   Save as expressly provided in this Agreement, reference to any statute shall include reference to any modification thereof or any statutory provision substituted therefore and any regulation, rule, by-law, Order in Council or Proclamation made thereunder or pursuant thereto.

(g)                                  Percentages shall where the context permits refer to percentages by mass.

(h)                                 A reference to a person includes a corporation of any type, and any other legal structure, as well as a natural person.

(i)                                     Where a word or phrase is given a particular meaning, other parts of speech or grammatical forms of that word or phrase have corresponding meanings.

(j)                                    A reference to a law, document, deed or agreement, including this Agreement, includes a reference to that law, document, deed or agreement as amended, novated, supplemented, varied or replaced from time to time.

(k)                                 The terms “include” and “including” shall be deemed to be followed by the words “without limitation”.

(l)                                     If a Party is required to use “its best endeavours” under this Agreement, that Party is entitled to take into consideration commercial considerations (including time and cost) and whether the obligation can be achieved and any such obligation shall be so interpreted.

(m)                             A reference to the “date of this Agreement” is a reference to the date this document was executed by the Parties.

2.                                      Agreement to Buy and Sell/Total Contract Tonnage

Agreement

2.1                               Commencing on the Commencement Date, Wesfarmers shall sell and deliver to Stanwell, and Stanwell shall purchase and accept from Wesfarmers, Coal in the quantities and on the terms and conditions provided in this Agreement.

Term

2.2                               (a)                                 This Agreement shall continue in force until the Final Delivery Date, unless this Agreement is terminated earlier in accordance with its terms.

(b)                                 From two Years prior to the expected Final Delivery Date, either Party may request the other Party to discuss the possibility of extending this Agreement to cover additional tonnages of Coal.  In such case the Parties will discuss such possibility but neither Party shall be obliged to agree to any such extension.

Total Contract Tonnage

2.3                               The Total Contract Tonnage shall be:

(a)                                 the Base Contract Tonnage, plus;

(b)                                 any quantity of Coal with regard to which Stanwell has exercised its option under Clause 2.6, minus;

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(c)                                  the aggregate quantity of Coal in Tonnes Equivalent, which forms part of any deliveries cancelled under Clauses 5A.9, 13.3 or 14.3.

2.4                               The Base Contract Tonnage shall be:

(a)                                 if the Curragh North Commencement Date does not occur, [***] Tonnes Equivalent; and

(b)                                 if the Curragh North Commencement Date occurs, and from that date, 67.05 million Tonnes Equivalent.

2.5                               The Nominal Base Annual Tonnage shall be:

(a)                                 In the event the Base Contract Tonnage is the amount calculated pursuant to Clause 2.4(a):

(i)                                     [***] Tonnes Equivalent for each Year to the end of 2005;

(ii)                                  [***] Tonnes Equivalent for each Year from and including 2006 to the end of 2015; and

(iii)                               [***] Tonnes Equivalent for each Year thereafter.

(b)                                 In the event the Base Contract Tonnage is the amount calculated pursuant to Clause 2.4(b):

(i)                                     [***] Tonnes Equivalent for each Year to the end of 2005;

(ii)                                  [***] Tonnes Equivalent for each Year from and including 2006 to the end of 2010;

(iii)                               [***] Tonnes Equivalent for each Year from and including 2011 to the end of 2015; and

(iv)                              [***] Tonnes Equivalent for each Year thereafter until the Final Delivery Date,

provided that, assuming the Base Contract Tonnage had remained at the amount calculated pursuant to Clause 2.4(a), there would be some Coal to be delivered as at the end of 2015, then the Parties shall discuss in good faith whether the amount to be delivered in a subsequent Year should be altered.

Option Tonnage

2.6                               (a)                                 Subject to the occurrence of, and from the Curragh North Commencement Date, Stanwell shall have the option, exercisable by at least 12 Months’ notice to Wesfarmers before the commencement of the Year concerned (and the Parties acknowledge and agree that such notice period shall commence running from the time the notice is given regardless of whether that time period commences on a date that precedes the date of this Agreement or the Curragh North Commencement Date), of acquiring up to the following additional tonnages:

(i)                                     [***] Tonnes Equivalent per Year, from the Curragh North Commencement Date to the end of 2015; and

(ii)                                  1.0 million Tonnes Equivalent per Year, from and including 2016 to the Final Delivery Date.

(b)                                 The exercise or non-exercise by Stanwell of its option for any Year shall not prejudice its right to exercise or not exercise the option in any later Year.

(c)                                  For the avoidance of doubt, Stanwell will be deemed not to have exercised its option under Clause 2.6 in respect of any Option Tonnage that becomes and remains Stanwell Actual Export Tonnage (as defined in Clause 5A.1) or in respect of which clause 5A.9 applies.

Adjustment for Variation in Curragh North Commencement Date

2.7                               Notwithstanding Clause 2.6, with respect to the Year within which the actual Curragh North Commencement Date falls:

(a)                                 if Stanwell wishes to exercise its option under Clause 2.6, it shall give notice under Clause 2.6 at least 15 Months prior to the actual Curragh North Commencement Date (and the Parties acknowledge and agree that such notice period shall commence running from the time the notice is given regardless of whether

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that time period commences on a date that precedes the date of this Agreement), in which notice it shall nominate the tonnage (up to[***] Tonnes Equivalent) on a full Year basis; and

(b)                                 if the Curragh North Commencement Date occurs at other than the commencement of such Year, the Annual Option Tonnage for that Year shall be the full Year tonnage nominated under Clause 2.7(a) reduced pro rata in accordance with the number of days in that Year until the Curragh North Commencement Date.

Non-exclusive Supply Agreement

2.8                               Without derogating from the obligations of Wesfarmers and Stanwell under this Agreement, Wesfarmers acknowledges and agrees that:

(a)                                 it is not the exclusive supplier of coal to Stanwell;

(b)                                 Stanwell is not obliged to purchase all of its coal requirements from Wesfarmers; and

(c)                                  Stanwell may seek and obtain supplies of coal from third party suppliers of coal.

Reserved Area

2.9                               (a)                                 Wesfarmers acknowledges that the coal reserves in the areas described as “Reserved Area” in Part B of Schedule 1, although included in the Curragh North Area, are reserved by and for the benefit of Stanwell.

(b)                                 Subject to Clause 2.9(c), Wesfarmers shall use its best endeavours to maintain, when granted, the Curragh North Mining Lease over the Reserved Area to the extent it is covered by the Curragh North Mining Lease, but shall not mine or otherwise deal with the same.

(c)                                  (i)                                     Wesfarmers shall not be liable for any loss of or reduction in, or alteration of, the Curragh North Mining Lease or the Reserved Area due to “Causes Outside the Control of Wesfarmers”.

(ii)                                  It is acknowledged that the boundaries of the Reserved Area are defined by the intersection of the high wall and the Pisces Coal Seam and that Wesfarmers is entitled to mine up to that intersection.

(d)                                 In this Clause 2.9, “Causes Outside the Control of Wesfarmers” means things that could not be avoided or overcome by a prudent coal mining company exercising proper skill and care, and provided that Wesfarmers has exercised such skill and care, shall include:

(i)                                     the finding that any or all of the Curragh North Mining Lease is invalid either wholly or to the extent that it affects native title;

(ii)                                  the finding that any or all of the Curragh North Mining Lease is invalid due to some legal or technical error in its grant; and

(iii)                               the cancellation of (or alteration of the rights attaching to) any or all of the Curragh North Mining Lease due to acts by Stanwell or third parties.

Water Reserve Mining Lease

2.10                        Stanwell will not object to Wesfarmers making the Water Reserve Mining Lease Application and Stanwell shall use its reasonable endeavours to cooperate with any reasonable request of Wesfarmers for the purpose of obtaining the Water Reserve Mining Lease.

3.                                      Source of Coal / Substitute Coal

Source of Coal

3.1                               (a)                                 Coal supplied under this Agreement shall be from the Tenements, except as provided in Clause 3.1(b).

(b)                                 Wesfarmers shall have the right to deliver Substitute Coal for use in the Power Station, and Stanwell shall accept delivery of that Substitute Coal, subject to Clauses 3.3 to 3.8, inclusive.  Stanwell’s sole obligations to accept delivery of that Substitute Coal are set out in this Clause 3.

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(c)                                  Except as otherwise expressly provided in this Agreement, the provisions of this Agreement shall apply to that Substitute Coal as if it were coal produced from the Tenements.

Substitute Coal

3.2                               (a)                                 “Substitute Coal” means coal produced from sources other than the Tenements and either:

(i)                                     is coal that meets the provisions of Clause 7 and has been previously utilised at the Power Station; or

(ii)                                  if the coal has not been previously utilized at the Power Station, then coal that Stanwell has test burned and determined is suitable for use at the Power Station in accordance with Clause 3.2(c).

(b)                                 Wesfarmers may at any time request Stanwell to provide a list of coal that has been previously utilized at the Power Station, including its source and quality and Stanwell shall provide that information within 7 days of receiving that request.

(c)                                  Where coal has not been previously utilized at the Power Station, then Wesfarmers may request Stanwell to test burn the coal and Stanwell shall do so and shall inform Wesfarmers of its determination, with reasons within 60 days of receiving that request.  Stanwell shall act reasonably and in good faith in the test burn and in determining the suitability of such coal.  Such trial coal shall be purchased and transported on the same basis as Coal is purchased and transported under this Agreement.

Transportation of Substitute Coal

3.3                               Clauses 3.4 to 3.8, inclusive, shall apply in relation to the transport of Substitute Coal that is not delivered at the Curragh Mine Loading Plant.

Transportation and Rail Rates of Substitute Coal from Designated Mines

3.4                               (a)                                 “Designated Mine(s)” means any mine other than the Curragh Mine or the Curragh North Mine for which Stanwell at the relevant time has rail freight arrangements in place for transport of coal from that mine to the Power Station.

(b)                                 Within 7 days of receiving a request from Wesfarmers, Stanwell shall inform Wesfarmers of all Designated Mines.

(c)                                  Stanwell shall use its best endeavours to achieve rail freight rates for the transport of coal from Designated Mines to the Power Station that are at least equivalent to or better than market rates at the time and are based on utilisation equivalent to Stanwell’s planned total coal consumption for the Year concerned.

(d)                                 For any proposed delivery of Substitute Coal from a Designated Mine, Wesfarmers may request Stanwell to inform it of any Difference (as defined in Clause 3.6) that would apply to that delivery; and if Wesfarmers were to arrange the transportation of that Substitute Coal, any Capacity Charges (as defined in Clause 3.6) that would apply.  Stanwell shall provide that information (or Stanwell’s best estimate thereof, based on reasonable grounds) within 5 days of the request.  Wesfarmers may then elect to:

(i)                                     have Stanwell arrange transportation of the Substitute Coal, and in that event Stanwell shall arrange the transportation;

(ii)                                  provided Wesfarmers has made the request at least 7 days before the proposed delivery, arrange the transportation of the Substitute Coal; or

(iii)                               cancel the proposed delivery of Substitute Coal.

Transportation and Rail Rates of Substitute Coal from other Mines

3.5                               (a)                                 “Other Mine(s)” means any mine that is not the Curragh Mine, the Curragh North Mine or a Designated Mine.

(b)                                 For any proposed delivery of Substitute Coal from any Other Mine:

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(i)                                     Wesfarmers shall give Stanwell at least 14 days notice of that proposed delivery from a nominated Other Mine and request Stanwell to obtain a quotation for a rail freight rate for the transportation of Substitute Coal from that Other Mine.

(ii)                                  Stanwell shall use its best endeavours to achieve rail freight rates for the transport of coal from that Other Mine to the Power Station that are at least equivalent to or better than market rates at the time and are based on utilisation equivalent to Stanwell’s planned total coal consumption for the Year concerned.

(iii)                               Within 7 days of receiving that notice and request, Stanwell shall obtain and inform Wesfarmers of:

(A)                               any such quotation;

(B)                               any Difference (as defined in Clause 3.6) that would apply to that delivery; and if Wesfarmers were to arrange the transportation of that Substitute Coal, any Capacity Charges (as defined in Clause 3.6) (or Stanwell’s best estimate thereof, based on reasonable grounds) that would apply.

(iv)                              Wesfarmers may then elect to:

(A)                               have Stanwell arrange transportation of the Substitute Coal and in that event Stanwell shall arrange the transportation;

(B)                               arrange the transportation of the Substitute Coal; or

(C)                               cancel the proposed delivery of Substitute Coal.

Payment for Transportation

3.6                               (a)                                 In this Clause 3.6:

(i)                                     “Transport Cost” means the amount, in $/Tonne, equal to applicable rate for the transport of coal from the relevant Designated Mine or Other Mine, as the case may be, taking into account all rail performance Freight Incentives and Corridor Improvement Incentives available from Stanwell’s Carrier or Wesfarmers’ Carrier, as the case may be.

(ii)                                  “Train Weight” means the weight, in Tonnes, of Substitute Coal contained in each rail consignment for delivery to the unloading facility at the Power Station determined in accordance with Clause 8;

(iii)                               “CC Cost” means the cost (Transport Cost times Train Weight), in total $’s, of delivery of a rail consignment to the unloading facility at the Power Station that Stanwell incurs or would incur had the Substitute Coal been supplied from the Curragh Mine Loading Plant at the same time;

(iv)                              “SC Cost” means the cost (Transport Cost times Train Weight), in total $’s, of delivery of a rail consignment of Substitute Coal to the unloading facility at the Power Station;

(v)                                 “Difference” means:

SC Cost less CC Cost

Provided that the Difference shall not exceed the amount advised by Stanwell under Clauses 3.4 or 3.5, as the case may be.

If positive the Difference is defined as “Overs”

If negative the Difference is defined as “Unders”

(vi)                              “Capacity Charges” means any penalty rail rate or cost that Stanwell is required to pay under a rail freight agreement(s) with Stanwell’s rail provider(s), which agreement(s) relate(s) in whole or in part to the transport of Coal from the Curragh Mine Loading Plant imposed because of any

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arrangements for the transport by Wesfarmers of Substitute Coal, taking into account the effect of the transport of other suppliers’ coal under that rail freight agreement(s).

(vii)                           “Freight Incentives” means rail performance incentives that are available and which actually apply to Stanwell’s Carrier’s or Wesfarmers’ Carrier, as the case may be, rail rate at the relevant time.

(viii)                        “Corridor Improvement Incentives” means rail corridor incentives available to rail users at the relevant time.

(b)                                 For each rail consignment of Substitute Coal delivered to the Power Station, the Parties will calculate and declare the Overs and Unders.

(c)                                  If Stanwell arranges transportation of Substitute Coal and:

(i)                                     Unders is declared:

(A)                               Stanwell will pay SC Cost to the rail provider;

(B)                               Stanwell will pay the Unders to Wesfarmers; and

(C)                               The Parties shall record the Unders for consideration under Clause 3.6(g).

(ii)                                  Overs is declared:

(A)                               Stanwell will pay SC Cost to the rail provider;

(B)                               Wesfarmers will pay the Overs to Stanwell; and

(C)                               The Parties shall record the Overs for consideration under Clause 3.6(g).

(d)                                 If Wesfarmers arranges transportation of Substitute Coal and:

(i)                                     Unders is declared:

(A)                               Wesfarmers will pay SC Cost to the Rail Provider;

(B)                               Stanwell will pay CC Cost to Wesfarmers; and

(C)                               The Parties shall record the Unders for consideration under Clause 3.6(g).

(ii)                                  Overs is declared:

(A)                               Wesfarmers will pay the SC Cost to the Rail Provider;

(B)                               Stanwell will pay CC Cost to Wesfarmers; and

(C)                               The Parties shall record the Overs for consideration under Clause 3.6(g).

(e)                                  The financial transactions under Clause 3.6(c) and (d) shall be conducted for each rail consignment of Substitute Coal, unless otherwise agreed.

(f)                                   After the end of each Year, and as soon as the information becomes available, Stanwell will provide an invoice (with such supporting information as Wesfarmers may reasonably require) to Wesfarmers for Capacity Charges, if any, with such payment to be made within 14 days of receipt of such invoice.

(g)                                  Within 30 days of the giving of the invoice referred to in Clause 3.6(f) for any Year, the Parties will determine, in respect of that Year:

(i)                                     The total Overs for all rail consignments;

(ii)                                  The total Unders for all rail consignments; and

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(iii)                               (Total Overs plus Capacity Charge less Total Unders) (“Excess”).

(h)                                 If the Excess is negative Wesfarmers shall pay to Stanwell a sum equal to 50% of the Excess, with such payment to be made within 14 days of receipt of such invoice from Stanwell.

(i)                                     The Party entitled to payment under this Clause 3.6 will provide an invoice for payment by the other Party, with such payment to be made as provided in Clause 12.10 (with Clause 12.10 applying mutatis mutandis to payments by Wesfarmers).

(j)                                    The Parties will provide sufficient information (when available) to enable each other to raise invoices and to record the necessary information for purposes of this Clause 3.6 and for internal recording purposes.

Notification of Delivery of Substituted Coal

3.7                               Wesfarmers recognises that Stanwell needs to be informed in advance of delivering Substitute Coal, including the forward delivery schedule.  Wesfarmers shall give at least 7 days notice of any delivery of such coal but Stanwell shall use its best endeavours to accept such coal on shorter notice where it will suffer no material adverse effect in doing so.

Limit of Amount of Substitute Coal

3.8                               Notwithstanding any other Clause, Wesfarmers shall not have the right to deliver any Substitute Coal which if delivered would cause the Substitute Coal to be delivered in any Year to exceed 50% of the Annual Contract Tonnage for that Year.

Additional Areas

3.9                               Wesfarmers shall not:

(a)                                 deposit spoil or permit any other person to deposit spoil; or

(b)                                 mine or permit any other person to mine coal,

in each case in the Additional Areas without the prior consent of Stanwell, which consent shall not be unreasonably withheld.  In the case of any proposal to mine coal, Stanwell may first require Wesfarmers and Stanwell to reach agreement on the utilisation of that coal by the Parties and any other commercial terms that are reasonable having regard to the principles upon which Wesfarmers and Stanwell negotiated the other terms of this Agreement.  Wesfarmers and Stanwell shall each act reasonably and in good faith in seeking to reach any such agreement.

3.10                        Should Stanwell at any time wish either by itself, or have another person, mine coal in the Additional Areas, Stanwell shall give prior notice to Wesfarmers to that effect.  Wesfarmers and Stanwell shall then each act reasonably and in good faith in seeking to take all action necessary to achieve Stanwell’s intent provided that Wesfarmers shall not be required to take any action that would adversely affect its operations on the Mining Lease 80086 outside of the Additional Areas or otherwise prejudice that Mining Lease.

4.                                      This Clause is not being used intentionally

5.                                      Annual Base Tonnage, Rates of Delivery and Notification of Requirement

Annual Contract Tonnage/Quarterly Delivery Rate

5.1                               Not later than six Months prior to the commencement of each Year, Stanwell shall, by notice to Wesfarmers:

(a)                                 nominate, within a range of:

(i)                                     in the 2009 Year and in preceding Years, +/- [***]% of the Nominal Base Annual Tonnage for such Year; and

(ii)                                  in the Years 2010 until the Final Delivery Date, +[***]%/-[***]% of the Nominal Base Annual Tonnage for such Year,

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the Tonnes Equivalent of Coal to be delivered in such Year, which nominated tonnage, or if no such nomination is made, the Nominal Base Annual Tonnage for that Year, shall thereupon become the Annual Base Tonnage for that Year;

(b)                                 confirm:

(i)                                     the Annual Option Tonnage; and

(ii)                                  any additional Tonnes that have been postponed in accordance with Clause 13.8, Clause 14.8 or Clause 17.1 and that Wesfarmers is obliged to deliver in that Year pursuant to this Agreement; and

(c)                                  propose the Quarterly Tonnage for each Quarter of such Year.

If Stanwell fails to give such notice, or if Wesfarmers disagrees with the Quarterly Tonnages as proposed by Stanwell, then the Quarterly Tonnages for such Year shall be one quarter of the Annual Contract Tonnage.  With respect to the Year within which the actual Curragh North Commencement Date falls and with reference to Clause 2.6(a), any notice given under that Clause in respect to the Annual Option Tonnage for that Year shall be deemed to be a confirmation under Clause 5.1(b)(i).

5.2                               Notwithstanding Clause 5.1, either Wesfarmers or Stanwell may at any time propose any Annual Contract Tonnage and Quarterly Tonnage for the next Year.  The other Party shall consider any such proposal but shall be under no obligation to accept the same.  If the Parties agree upon a different Annual Contract Tonnage and Quarterly Tonnage that shall become the Annual Contract Tonnage and Quarterly Tonnage for the periods concerned.

Monthly Deliveries

5.3                               Wesfarmers shall give notice of its intended Monthly Tonnage for each Month during a Quarter no later than 30 days before the commencement of that Quarter.  If Stanwell disagrees with the Monthly Tonnages notified by Wesfarmers, the Parties will discuss the same in good faith with a view to agreeing upon Monthly Tonnages that meet the requirements of both Wesfarmers and Stanwell.

5.4                               Failing agreement, the Monthly Tonnages for the Quarter shall be approximately one third of the Quarterly Tonnage.

Weekly Deliveries

5.5                               Wesfarmers shall give notice of its intended Weekly Tonnage for each week of each Month no later than 7 days before the commencement of that Month.  If Stanwell disagrees with the Weekly Tonnages notified by Wesfarmers, the Parties will discuss the same in good faith with a view to agreeing upon Weekly Tonnages that meet the requirements of both Wesfarmers and Stanwell.

5.6                               Failing agreement, the Weekly Tonnages for the Month shall provide for deliveries each week of approximately one quarter of the Monthly Tonnage.

5.7                               If both Parties agree, any Weekly Tonnages may be changed to take into account Wesfarmers’ planned exports of coal from the Tenements and Stanwell’s other planned purchases of coal for the Power Station.

Obligation to Deliver and Accept Deliveries

5.8                               Subject to Clause 5A, Wesfarmers shall deliver, and Stanwell shall take delivery of, Coal at rates which meet the requirements of Clauses 5.1 to 5.7, inclusive.

Specific Deliveries

5.9                               Wesfarmers shall make day to day arrangements regarding the scheduling of trains directly with Stanwell’s Carrier or Wesfarmers’ Carrier and with designated personnel at the Power Station.

Proportion of Base Tonnage and Option Tonnage

5.10                        (a)                                 The operation of this Clause 5.10 is subject to the occurrence of the Curragh North Commencement Date.

(b)                                 Each specific delivery, and the Coal to be delivered each Year, Quarter and Month, shall be deemed to comprise Base Tonnage Coal and Option Tonnage Coal in proportion to the ratio that the Nominal Base

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Annual Tonnage for that Year bears to the Annual Option Tonnage for that Year, provided however that if less than the Annual Contract Tonnage is delivered or accepted in any Year, the shortfall amount shall be deemed to apply first to Option Tonnage Coal.  To the extent the quantity of Coal delivered in the Year is less than the Annual Base Tonnage the shortfall shall be applied to the Annual Base Tonnage.

5A.                             Export of Option Tonnage

5A.1                      In this Clause 5A (and in Clause 12.4), the following words and expressions, unless and except insofar as the context otherwise indicates or requires shall have the meaning designated in this Clause 5A.1:

“Export Confirmation” means a completed “Pro-forma Stanwell Export Thermal Coal Confirmation” in the form set out in Schedule 5 to this Agreement.

“Export Royalties” means, in relation to a particular shipment of Stanwell Actual Export Tonnage, royalties paid or payable by Wesfarmers under the Act or any other relevant statute in respect of that Stanwell Actual Export Tonnage.

“Nominated Quarterly Option Tonnage” has the meaning given to that term in Clause 5A.4(b).

“Offer Expiration Time” means the date and time set out in the relevant Export Confirmation.

“Spare Capacity” means any spare capacity that Wesfarmers has under its rail and port agreements to enable the export of the Stanwell Designated Export Tonnage, including any rail capacity allocated by Stanwell’s rail provider to Wesfarmers as contemplated under Clause 5A.4(c).

“Stanwell Actual Export Tonnage” means Stanwell Designated Export Tonnage that becomes and remains Stanwell Actual Export Tonnage in accordance with this Clause 5A.

“Stanwell Actual Export Tonnage Invoice Price” for any shipment means the Contract Price for Stanwell Actual Export Tonnage for that shipment, as if the Stanwell Actual Export Tonnage were Option Tonnage, adjusted to reflect the quality of the coal delivered to the customer in that shipment, in accordance with Clause 11.

“Stanwell Actual Export Tonnage Proceeds” means, in relation to a particular shipment of Stanwell Actual Export Tonnage, A$X calculated as follows:

A$X =	[0.5 x	(Stanwell Actual Export Tonnage Receipts	less

the aggregate of:

•        Stanwell Actual Export Tonnage Invoice Price x Stanwell Actual Export Tonnage Weight; and

•        Statutory Charges x Stanwell Actual Export Tonnage Weight;

•        Export Royalties;

•        Wesfarmers Selling Expenses; and

•        Stanwell Selling Expenses)]

				plus	Stanwell Selling Expenses

This formula must be read subject to the worked examples in Schedule 7.

“Stanwell Actual Export Tonnage Receipts” means the amount actually received by Wesfarmers under or in relation to a contract or contracts as consideration for the export of Stanwell Actual Export Tonnage, including any insurance or similar payments, As Converted Into A$.

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“Stanwell Actual Export Tonnage Weight” means the bill of lading weight of the Stanwell Actual Export Tonnage in Tonnes.

“Stanwell Designated Export Tonnage” means any Option Tonnage that Stanwell elects to nominate as Stanwell Designated Export Tonnage under Clause 5A.4, but only for so long as it continues to remain as Stanwell Designated Export Tonnage under this Clause 5A.

“Stanwell Selling Expenses” means the aggregate of:

(a)                                 any charges paid by Stanwell to Stanwell’s Carrier for the transport of that particular shipment of Stanwell Actual Export Tonnage to the port except to the extent that Wesfarmers has reimbursed Stanwell for those charges (subject to Wesfarmers’ right of audit under Clause 5A.8); and

(b)                                 A$[***] per Tonne escalated at the Consumer Price Index from 1 July 2008 and calculated Quarterly using the applicable Quarterly compounding factor.

“Statutory Charges” means the “Statutory Charges Payment” calculated pursuant to Clauses 12.3(b), (c) and (d) for each Tonne of Stanwell Actual Export Tonnage Weight as if the relevant Stanwell Actual Export Tonnage were Option Tonnage delivered to Stanwell under this Agreement.

“Wesfarmers Marketing And Administration Fee” means A$[***] per Tonne escalated at the Consumer Price Index from 1 July 2008 and calculated Quarterly using the applicable Quarterly compounding factor.

“Wesfarmers Selling Expenses” means, in relation to a particular shipment of Stanwell Actual Export Tonnage, the aggregate of:

(a)                                 Wesfarmers Marketing And Administration Fee;

(b)                                 any charges paid by Stanwell to Stanwell’s Carrier for the transport of that particular shipment of Stanwell Actual Export Tonnage to the port to the extent that Wesfarmers has reimbursed Stanwell for those charges; and

(c)                                  all other expenses (including expenses that are Wesfarmers Selling Expenses under clause 5A.4(i)) paid or payable by Wesfarmers to third parties arising out of or in connection with the export of that particular shipment of Stanwell Actual Export Tonnage, including rail and port charges, agent commissions, sampling and weight determination fees, trade finance insurance, letter of credit confirmation charges, export industry related charges, demurrage and dispatch, and shipping costs where delivery is other than FOB Port of Gladstone, in each case where relevant As Converted Into A$ (excluding for the avoidance of doubt any expenses incurred up to the delivery of that coal at the Loading Plant).

“Wiggins Island Terminal” means the proposed Wiggins Island Coal Terminal to be constructed and operated at the Port of Gladstone.

“Wiggins Island Terminal/Rail Commitment” means the unconditional commitment to construct:

•                  the Wiggins Island Terminal; and

•                  sufficient below and above track rail capacity to transport coal from the Loading Plant to the Wiggins Island Terminal,

including in each case an unconditional commitment to fund that construction.

5A.2

(a)                                 Subject to clause 5A.2(c), all Coal delivered to Stanwell under this Agreement must be used by Stanwell at a Power Station.

(b)                                 For all Coal delivered to Stanwell under this Agreement, Stanwell has no rights to:

(i)                                     export that Coal; or

(ii)                                  subject to clause 5A.2(c), use that Coal at any other power station or on-sell that Coal to a domestic user of that Coal.

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(c)                                  For so long as Stanwell is a GOC, Stanwell may use any Coal delivered to Stanwell under this Agreement at, or on-sell that Coal to, any other Queensland power station:

(i)                                     in respect of which a State Body owns at least a 50% interest; and

(ii)                                  which Stanwell may nominate to receive and use Coal; and

(iii)                               where the Coal has been test burned and determined by Stanwell to be suitable for use,

provided that:

(A)                               for purposes of Clause 7, the Coal shall be deemed to have been delivered to Stanwell for use in the Stamen Power Station; and

(B)                               Stanwell must ensure that the relevant power station owner and operator shall use the Coal at the relevant power station and shall not export the Coal, or sell the Coal to another domestic user of the Coal.

For the avoidance of doubt, this clause 5A.2(c) ceases to have effect from the time at which Stanwell ceases to be a GOC, and any on-sale agreement between Stanwell and any party contemplated by this clause 5A.2(c) must be expressed to terminate immediately upon Stanwell ceasing to be a GOC.

5A.3                      Notwithstanding Clause 5A.2, Stanwell may receive certain benefits from the export by Wesfarmers of coal that Stanwell may otherwise have had a right to have delivered to it as Option Tonnage under this Agreement.  These benefits are set out exclusively in this Clause 5A.

5A.4

(a)                                 For any period after 31 December 2009, Stanwell may in each notice given under Clause 5.1 indicate a specified Tonnes Equivalent of Option Tonnage from the Annual Option Tonnage (that is confirmed in that notice) that Stanwell is likely to nominate under this Clause 5A.4 as Stanwell Designated Export Tonnage for each Quarter.  Stanwell may also give such a notice under this Clause 5A (irrespective of any notice already given under Clause 5.1) for the 2010 year, by 30 September 2009.

(b)                                 Not later than two Months prior to the commencement of each Quarter commencing after 31 December 2009, Stanwell may, by notice in writing to Wesfarmers nominate a specified Tonnes Equivalent of Option Tonnage from the Option Tonnage component of the Quarterly Tonnage applicable for that Quarter as Stanwell Designated Export Tonnage for that Quarter, subject to reduction of that nominated tonnage in accordance with this Clause 5A.4 (“Nominated Quarterly Option Tonnage”).

(c)                                  If Stanwell has provided a notice under Clause 5A.4(b), then not later than one Month prior to the commencement of the applicable Quarter, Wesfarmers must by notice in writing to Stanwell stipulate the volume (if any) of Spare Capacity available for the Nominated Quarterly Option Tonnage for that Quarter.  Without limiting the discretion set out in Clause 5A.4(d), Wesfarmers may request Stanwell to have Stanwell’s Carrier allocate any spare rail capacity to Wesfarmers for the purpose of stipulating in the notice to Stanwell under this Clause 5A.4(c) that Wesfarmers has Spare Capacity (which Stanwell may but is not obliged to do) and within 5 days of Stanwell notifying Wesfarmers in writing of any allocation of capacity and the Stanwell Selling Expenses for that capacity, Wesfarmers must indicate in writing to Stanwell whether Wesfarmers will utilise that capacity.

(d)                                 Notwithstanding any other Clause of this Agreement, Wesfarmers has no obligation to use any capacity under any of its rail or port agreements for the Nominated Quarterly Option Tonnage.  However, if Wesfarmers does have Spare Capacity, Wesfarmers shall use reasonable endeavours to provide this Spare Capacity for the export of Stanwell Designated Export Tonnage.

(e)                                  If Wesfarmers stipulates in the notice under Clause 5A.4(c) that it has no Spare Capacity, then all of the relevant Nominated Quarterly Option Tonnage ceases to be Stanwell Designated Export Tonnage and remains Option Tonnage as if Stanwell had not provided a notice under Clause 5A.4(b) (Unsold Option Tonnage) and Clause 5A.9 applies to that Unsold Option Tonnage.

(f)                                   If Wesfarmers stipulates in the notice under Clause 5A.4(c) that it has Spare Capacity, but such Spare Capacity is less than the relevant Nominated Quarterly Option Tonnage, then:

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(i)                                     the relevant Nominated Quarterly Option Tonnage shall be deemed reduced to equal such Spare Capacity; and

(ii)                                  the Nominated Quarterly Option Tonnage in excess of such Spare Capacity ceases to be Stanwell Designated Export Tonnage and remains Option Tonnage as if Stanwell had not provided a notice in respect of such excess tonnage under Clause 5A.4(b) (also Unsold Option Tonnage) and Clause 5A.9 applies to that Unsold Option Tonnage.

(g)                                  To the extent that Wesfarmers stipulates in the notice under Clause 5A.4(c) that it has Spare Capacity, Wesfarmers will, prior to the commencement of the applicable Quarter (unless otherwise agreed), use its best endeavours to secure offers to enter export sales contracts from customers for up to the Nominated Quarterly Option Tonnage, which may include blending or co-shipment with other coal owned by Wesfarmers, provided that Wesfarmers shall not, without informing Stanwell when forwarding to Stanwell the relevant Export Confirmation, solicit or enter export sales contracts which may result in negative Stanwell Actual Export Tonnage Proceeds.

(i)                                     Wesfarmers must as soon as practicable notify Stanwell of the material terms of any offer to enter an export sales contract in respect of any Nominated Quarterly Option Tonnage by completing, executing and forwarding to Stanwell the relevant Export Confirmation.

(ii)                                  Stanwell must provide a duly executed Export Confirmation or reject it by notice in writing to be received by Wesfarmers before the Offer Expiration Time.

(iii)                               If no duly executed Export Confirmation or rejection is received by Wesfarmers by the Offer Expiration Time for that Nominated Quarterly Option Tonnage, Stanwell will be deemed to have rejected the Export Confirmation (“deemed rejection”).

(iv)                              Notwithstanding any other Clause of this Agreement, to the extent that, prior to the commencement of the applicable Quarter (unless otherwise agreed):

a.                                      Wesfarmers is unable to secure offers to enter into export sales contracts from customers for all or any part of the Nominated Quarterly Option Tonnage; or

b.                                      Stanwell rejects any Export Confirmation or there is a deemed rejection,

then the affected volume of the Nominated Quarterly Option Tonnage ceases to be Stanwell Designated Export Tonnage and remains Option Tonnage as if the affected volume had not been the subject of a notice provided by Stanwell under Clause 5A.4(b) (also Unsold Option Tonnage) and Clause 5A.9 applies to that Unsold Option Tonnage.

(h)                                 Upon Wesfarmers’ receipt of an Export Confirmation duly executed by Stanwell then for the volume of Nominated Quarterly Option Tonnage specified in that Export Confirmation:

(i)                                     Stanwell will be taken to have approved Wesfarmers’ entry into the relevant export sales contract;

(ii)                                  Wesfarmers will use its best endeavours to proceed to enter the relevant export sales contract and export the specified volume of Nominated Quarterly Option Tonnage in accordance with the export sales contract;

(iii)                               the specified volume of Nominated Quarterly Option Tonnage shall cease to be Stanwell Designated Export Tonnage and shall become and, except as provided in Clause 5A.4(i)(iii)b, remain Stanwell Actual Export Tonnage, and unless otherwise agreed:

(iv)                              the Option Tonnage for the relevant Quarter (and the Annual Option Tonnage for the relevant Year) shall be reduced by the Stanwell Actual Export Tonnage Weight adjusted back to Tonnes Equivalent;

(v)                                 the Monthly Tonnages for the relevant Quarter shall be reduced by approximately one third of the volume of the Stanwell Actual Export Tonnage for that Quarter; and

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(vi)                              the Weekly Tonnages for the relevant Quarter shall be reduced by approximately one twelfth of the volume of the Stanwell Actual Export Tonnage for that Quarter.

(i)                                     For the avoidance of doubt, Wesfarmers will not proceed to enter into an export sales contract for Stanwell Designated Export Tonnage until such time as it has received the relevant Export Confirmation duly executed by Stanwell.  However, once Wesfarmers has received the relevant Export Confirmation duly executed by Stanwell, Wesfarmers takes the risk of, notwithstanding its best efforts, the export sales contract not being fully executed and performed provided that:

(i)                                     In respect to each particular shipment of Stanwell Actual Export Tonnage:

a.                                      subject to clause 5A.4(i)(i)(b), Wesfarmers must use all reasonable endeavours to obtain payment, or otherwise to enforce rights (for example by claiming under insurance policies in lieu of payment by the buyer), relating to Stanwell Actual Export Tonnage provided that its reasonable third party costs of doing so are Wesfarmers Selling Expenses provided that if there are no Stanwell Actual Export Tonnage Receipts then Stanwell will reimburse Wesfarmers for 50% of those costs; and

b.                                      Wesfarmers is not required to engage in any dispute resolution, including with the buyer or the insurance company.  However, where Wesfarmers elects to engage in any form of dispute resolution, its reasonable third party costs of doing so are Wesfarmers Selling Expenses provided that, if there are no Stanwell Actual Export Tonnage Receipts then Stanwell will reimburse Wesfarmers for 50% of those costs;

(ii)                                  Stanwell shares the risk of there being no Stanwell Actual Export Tonnage Receipts in respect of a shipment as contemplated under Clause 5A.7; and

(iii)                               if the export sales contract is not fully executed and performed, then Wesfarmers must notify Stanwell in writing (“Applicable Notice”) and unless otherwise agreed:

a.                                      if the relevant Stanwell Designated Export Tonnage or Stanwell Actual Export Tonnage (as the case may be) is at the relevant time not located at the Tenements, Wesfarmers will use its best endeavours to secure alternative offers to enter export sales contracts from customers in respect of the relevant Stanwell Actual Export Tonnage, which may include blending or co-shipment with other coal owned by Wesfarmers, provided that Wesfarmers acting reasonably may solicit export sales contracts which may result in negative Stanwell Actual Export Tonnage Proceeds, and:

1.                                      Wesfarmers must as soon as practicable notify Stanwell of the material terms of any offer to enter an export sales contract in respect of any such Stanwell Actual Export Tonnage by completing, executing and forwarding to Stanwell the relevant Export Confirmation;

2.                                      Stanwell will be taken to have provided a duly executed Export Confirmation to Wesfarmers by the Offer Expiration Time; and

3.                                      Wesfarmers may proceed to enter the relevant export sales contract and export the specified volume of Stanwell Actual Export Tonnage in accordance with the export sales contract.

b.                                      if the relevant Stanwell Designated Export Tonnage or Stanwell Actual Export Tonnage (as the case may be) is at the relevant time located at the Tenements, Stanwell may elect by giving written notice to Wesfarmers to treat the coal the subject of that export sales contract as having ceased to be Stanwell Designated Export Tonnage and remains Option Tonnage as if Stanwell had not provided a notice in respect of such coal under Clause 5A.4(b) (also Unsold Option Tonnage) and Clause 5A.9 applies to that Unsold Option Tonnage.  If Stanwell fails to give that written notice within two days of receiving the Applicable Notice, Clause 5A.4(i)(iii)a will apply.

5A.5                      For the avoidance of doubt:

(a)                                 at no time does title in Option Tonnage, that becomes and remains Stanwell Actual Export Tonnage, pass to Stanwell;

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(b)                                 the Stanwell Designated Export Tonnage for a particular Year may not exceed the Annual Option Tonnage for that Year; and

(c)                                  subject to Clause 5A.9, nothing in this Clause 5A shall affect Wesfarmers’ obligation to deliver, and Stanwell’s obligation to take delivery of, the Option Tonnage in that Year that does not become and remain Stanwell Actual Export Tonnage.

5A.6                      Wesfarmers shall submit to Stanwell as soon as practicable after the end of each Month an invoice for all Stanwell Actual Export Tonnage Proceeds for that Month as notified in writing by Stanwell in respect of each shipment pursuant to this Clause 5A in that Month (which invoice, for amounts paid by Wesfarmers to Stanwell in respect of any Stanwell Actual Export Tonnage Proceeds for that Month, may be a recipient created tax invoice), including Wesfarmers’ best estimate (on an accruals basis) of any amounts, including Wesfarmers Selling Expenses, Statutory Charges and Export Royalties where the final amount cannot yet be determined.  Where appropriate, an adjustment will be made between the Parties for any such expense which has been levied on an interim basis within 14 days of the final amount being determined.

5A.7                      Wesfarmers shall pay Stanwell, or Stanwell shall pay Wesfarmers (as the case may be), any Stanwell Actual Export Tonnage Proceeds and any Stanwell Selling Expenses by the 20th day of the Month following the Month in which Wesfarmers receives the relevant Stanwell Actual Export Tonnage Receipts.

For the avoidance of doubt:

(i)                                     Wesfarmers shall not pay Stanwell, and Stanwell shall not pay Wesfarmers (as the case may be), the Stanwell Actual Export Tonnage Proceeds in relation to a particular shipment unless and until Wesfarmers receives the Stanwell Actual Export Tonnage Receipts in relation to the relevant shipment; and

(ii)                                  If the Stanwell Actual Export Tonnage Proceeds in relation to a particular shipment is a negative amount, those Stanwell Actual Export Tonnage Proceeds shall be payable by Stanwell to Wesfarmers; and

(iii)                               subject to this clause 5A.7 but notwithstanding any other provision of this Agreement, Stanwell is not required under any circumstances to make any payment under this Agreement for Option Tonnage that becomes and remains Stanwell Actual Export Tonnage.

5A.8                      No more than once each Year, Stanwell may, at its cost, appoint a firm of accountants (that have a substantial presence in at least Brisbane, Sydney and Melbourne) (“Auditor”) with instructions to determine the accuracy of each invoice produced under clause 5A.6.  Wesfarmers shall give the Auditor, on a confidential basis (including the Auditor not disclosing the information to Stanwell), all information and assistance the Auditor reasonably requires to make that determination.  If the determination gives rise to a dispute, then the dispute shall be resolved in accordance with Clause 18.  This right of audit (for the avoidance of doubt, being no more than once each Year) may also be exercised by Wesfarmers, with the necessary changes, in respect of the Stanwell Selling Expenses (as defined in Clause 5A.1).

5A.9                      These provisions apply to Unsold Option Tonnage for any Quarter:

(a)                                 Notwithstanding any other provision of this Agreement, Stanwell may for any Quarter, by written notice to Wesfarmers and without payment or penalty, cancel up to 50% of the Unsold Option Tonnage for that Quarter (the amount so cancelled being “Cancelled Unsold Option Tonnage”) provided that:

a.                                      for any Unsold Option Tonnage that becomes Unsold Option Tonnage under Clauses 5A.4(e), 5A.4(f) or 5A.4(g)(iv), Stanwell must provide that written notice before the start of that Quarter; and

b.                                      for any Unsold Option Tonnage that becomes Unsold Option Tonnage under Clause 5A.4(i)(iii)b, Stanwell must provide that written notice by the earlier of the start of that Quarter and five days after that Unsold Option Tonnage becomes Unsold Option Tonnage.

(b)                                 Cancelled Unsold Option Tonnage ceases to be Option Tonnage, clause 14 will not apply to or take account of Cancelled Unsold Option Tonnage and Stanwell is not required to take delivery of or pay for Cancelled Unsold Option Tonnage or to make any payment under clause 12.3 in respect of Cancelled Unsold Option Tonnage.

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For the avoidance of doubt any Unsold Option Tonnage that does not become Cancelled Unsold Option Tonnage (including as a result of Stanwell not providing the written notice to Wesfarmers within the period set out in Clause 5A.9(a)) or Stanwell Actual Export Tonnage, remains Option Tonnage in the applicable Quarter as if the affected volume had not been the subject of a notice provided by Stanwell under Clause 5A.4(b).

5A.10               If at any time after 30 June 2010, Stanwell wishes to enter into a long term arrangement with Wesfarmers for the export of significant volumes of Option Tonnage which Stanwell does not require for use in a Power Station, the Parties agree to meet in good faith to discuss such an arrangement.  It is envisaged that such an arrangement would be conditional on Wiggins Island Terminal/Rail Commitment and would involve a commitment from Wesfarmers to use best endeavours to obtain additional rail capacity and port capacity at Wiggins Island Terminal to facilitate export of that Option Tonnage.

5A.11               If at any time after 30 June 2010, Stanwell does not require significant volumes of Base Tonnage for use in a Power Station, the Parties agree to meet in good faith to discuss an arrangement for selling those volumes into the export or domestic markets.

6.                                      Delivery Facilities/Title/Risk

6.1                               Coal shall be delivered by Wesfarmers onto rail wagons at the Loading Plant, at Wesfarmers’ cost.

6.2                               (a)                                 Except as provided in Clause 6.2(b), subject to reasonable maintenance requirements that have, where possible, been previously notified by Wesfarmers to Stanwell, Wesfarmers shall deliver Coal at the Loading Plant at the Curragh Mine at a rate of at least [***] Tonnes per hour and have the Loading Plant available twenty-four (24) hours per day, seven (7) days a week.

(b)                                 If there is a Curragh North Termination, then from and including the date of the Curragh North Termination, Clause 6.2(a) shall apply as if the words “subject to reasonable maintenance requirements that have, where possible, been previously notified by Wesfarmers to Stanwell,” were deleted.

6.3                               Where Stanwell is to arrange the transportation of Substitute Coal, Wesfarmers shall deliver such Substitute Coal at a rate which forms the basis of the rail rates agreed with Stanwell’s Carrier.

6.4                               Wesfarmers shall maintain adequate stockpiles of Coal to ensure continuity of deliveries taking into account such contingencies as might reasonably be foreseeable to a prudent mine operator.

6.5                               Where Stanwell is to arrange the transport, Stanwell shall ensure that sufficient rollingstock is available at the Loading Plant at no cost to Wesfarmers to allow Wesfarmers to carry out its obligations hereunder.

6.6                               (a)                                 Where Stanwell is to arrange transport, delivery and acceptance of Coal shall be deemed to have been made and taken, and risk and title shall pass to Stanwell, when Coal from the Loading Plant is discharged onto rail wagons.

(b)                                 Where Wesfarmers is to arrange transport of Substitute Coal, delivery and acceptance of that Coal shall be deemed to have been made and taken, and risk and title shall pass to Stanwell, when the Coal is discharged from Wesfarmers’ Carrier’s rail wagons at the unloading facilities at the Power Station.

6.7                               While Wesfarmers will seek in good faith to comply with Schedules 2 and 3, Wesfarmers has no contractual obligation to do so; and Stanwell has no claim against Wesfarmers for any breach by Wesfarmers of those provisions.

6.8                               When either Party proposes to enter into a contract for rail haulage with an operator other than Queensland Rail, either Party may request renegotiation of the provisions of Schedule 3 of this Agreement if it considers its interests to be adversely affected by the proposed contract.  In such event the Parties will meet in good faith to endeavour to agree upon revised terms which meet their respective needs.  If no agreement is reached by the Parties to amend this Agreement, this Agreement shall continue unchanged.

7.                                      Quality of Coal

Standard Coal Quality

7.1                               The Standard Coal Quality, which shall form the basis of price and price variations for varying Coal quality, shall be:

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Gross Calorific Value (as sampled):	[***] GJ/t
Ash (at [***]% Total Moisture):	[***]%
Total Moisture (as sampled):	[***]%

7.2                               Wesfarmers will use its best endeavours to ensure that Coal supplied will generally meet Standard Coal Quality.

7.3                               If Coal supplied by Wesfarmers is of lesser quality than the Standard Coal Quality over a period of two consecutive Months, Stanwell may request advice from Wesfarmers on the action, if any, Wesfarmers proposes to take in an endeavour to deliver Coal of Standard Coal Quality.

Limiting Specifications

7.4                               (a)                                 Subject to Clause 7.4(b), if in the reasonable opinion of Stanwell after consultation between the Parties following a request under Clause 7.3 on the basis of previous deliveries and any inspection under Clause 7.10, the quality of Coal delivered or likely to be delivered hereunder at any time and from time to time does not meet any of the following limiting Coal specifications (for the purpose of this Clause 7, the “Limiting Specifications”):

Gross Calorific Value (as received)	[***] GJ/t	min
Ash (at [***]% total moisture)	[***]%	max
Total Moisture (as received)	[***]%	max
Sulphur (at [***]% total moisture)	[***]%	max
Slagging Index	[***]°C	min
(0.8 x deformation temperature + 0.2 x hemisphere temperature (in reducing atmosphere)) Volatile Matter (as received)	[***]%	min

then, if in Stanwell’s reasonable opinion the failure of such Coal to meet these Limiting Specifications materially affects, or is likely to materially affect, the normal operation of the Power Station, Stanwell may by notice suspend delivery of Coal hereunder from the time of giving of such notice until Wesfarmers can demonstrate that the Coal ready for delivery is likely to meet all of the Limiting Specifications.

(b)                                 If there is a Curragh North Termination, then from and including the date of the Curragh North Termination the Limiting Specification that is Volatile Matter (as received) at [***]% will change to Volatile Matter (moisture free basis) at [***]% Min.

7.5                               Stanwell shall furnish to Wesfarmers, as soon as practicable after the giving of any notice of suspension hereunder, a statement setting out the reasons for Stanwell’s decision to suspend deliveries, together with any relevant evidence and a portion of the sample or samples tested where applicable.  Such a suspension shall constitute an interruption to supply in terms of Clause 13.

7.6                               For rejection purposes coal quality will be determined on a mine stockpile basis and not on a train by train basis.

7.7                               Wesfarmers shall use its best endeavours to ensure that Coal will meet the Limiting Specifications.

7.8                               If Wesfarmers is not able to demonstrate as required in Clause 7.4 within a reasonable period of time, then Clause 13 shall apply.

Quality Generally

7.9                               Wesfarmers shall keep Stanwell informed on matters which may affect the quality of Coal.

7.10                        Stanwell may at any reasonable time, after the giving of a reasonable notice, inspect Wesfarmers’ facilities and operations including Wesfarmers’ drilling and quality control operations.

7.11                        If Wesfarmers on an ongoing basis cannot meet the Slagging Index Limiting Specification of [***]°C minimum, and Wesfarmers so requests, Stanwell will meet with Wesfarmers to discuss whether it will be possible for Stanwell to accept coal which does not meet that Limiting Specification over a particular period of time and if so on what basis, but Stanwell shall not be obliged to agree to accept such coal.  However Stanwell will act reasonably and in good faith in considering such request.

7.12                        Wesfarmers will use its best endeavours to ensure that based on representative sampling from Coal quantities in excess of [***] Tonnes:

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(a)                                 no more than [***]% and if possible, no more than [***]% of Coal delivered hereunder will pass through a [***] millimetre square mesh screen; and

(b)                                 all coal delivered hereunder will pass through a [***] millimetre square mesh screen.

7.13                        Wesfarmers shall, so far as reasonably practicable, co-operate with Stanwell to minimise any operational problems which may be experienced by Stanwell associated with:

(a)                                 the handling of the Coal;

(b)                                 extraneous materials in the Coal at the time of delivery (“Extraneous Materials”); or

(c)                                  other undesirable properties of Coal at the time of delivery.

7.14                        Stanwell may reject any delivery of Coal containing Extraneous Materials which are likely, in Stanwell’s reasonable opinion, to make the Coal unusable by Stanwell.

8.                                      Quantity and Quality Determination

Weight

8.1                               The weight of Coal for payment purposes shall be ascertained by the Trade Certified Weighbridge, or in the event of the Trade Certified Weighbridge being unavailable or the Weighbridge not being Trade Certified then:

(a)                                 subject to any agreement that is made as contemplated in clause 8.1(b), the weight of Coal for payment purposes shall be the Nominal Net Weight; and

(b)                                 if the Trade Certified Weighbridge is unavailable for more than 28 consecutive days, or if the Weighbridge is not Trade Certified for more than 28 consecutive days, the Parties will meet in good faith to discuss and seek to agree a replacement method of determining the weight of Coal for payment purposes until the Trade Certified Weighbridge is again available or the Weighbridge is Trade Certified (as applicable).  Until any such agreement is reached, Clause 8.1(a) will continue to apply.  Clause 18 will not apply to any failure of the Parties to agree as contemplated in this Clause 8.1(b) except to the extent that if the Parties fail to reach agreement where the Trade Certified Weighbridge is unavailable for more than 365 consecutive days, or if the Weighbridge is not Trade Certified for more than 365 consecutive days, either Party may refer the matter for resolution to an Expert under Clause 18.8.

Sampling

8.2                               All sampling, sample preparation and analysis of Coal to determine the quality of Coal delivered for the purpose of this Agreement shall be undertaken in accordance with Australian Standards AS4264 and AS1038 unless otherwise indicated or otherwise agreed from time to time.

8.3                               The automatic sampler which exists adjacent to the rail loadout bins situated at the Loading Plant will be used to obtain samples representative of Coal delivered by Wesfarmers to rail wagons.  Analyses of the sample shall be carried out at Stanwell’s cost by Stanwell by an NATA registered laboratory agreed by the Parties.  Wesfarmers shall operate the automatic sampler (“Mine Sampler”) which exists adjacent to the rail loadout bins situated at the Curragh Mine, and shall request the supplier of Substitute Coal to operate the sampler adjacent to its rail loadout bins, to obtain samples representative of Coal delivered by Wesfarmers to rail wagons.  The Mine Sampler shall conform to Australian Standard requirements.  Wesfarmers shall provide the agreed NATA registered laboratory with the sample representative of Coal delivered to rail wagons.  Analysis of the sample shall be carried out by that agreed laboratory.

8.4                               Wesfarmers must use its best endeavours to ensure that the Mine Sampler operates as contemplated in this Clause 8 in respect of each train carrying Coal.  If the Mine Sampler does not operate as contemplated in this Clause 8 in respect of a train carrying Coal, a representative of Wesfarmers must notify Stanwell or a nominee appointed by Stanwell for the purpose of this Clause of that event immediately by telephone and as soon thereafter as practicable by facsimile.

8.5                               If the Mine Sampler does not operate as contemplated in this Clause 8 in respect of a train carrying Coal, then:

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(a)                                 Stanwell is entitled to, but shall not be obliged to, collect or arrange for its representative to collect a sample of Coal when Coal is discharged from the rail wagons at the Power Station unloading conveyor, and that sample shall be taken to be a sample for every purpose under this Agreement as though taken by the Mine Sampler under this Clause 8; or

(b)                                 if Stanwell or its representative does not collect a sample when Coal is discharged from the rail wagons at the Power Station unloading conveyor, then the quality of Coal that is delivered by the train from which a sample was not taken shall be deemed to be equivalent to the average Gross Calorific Value (as received), Ash (at standard total moisture) and Total Moisture (as received) determined in respect of all other deliveries of Coal made under this Agreement during the Month in question.

8.6                               Not fewer than three analysis sub-samples shall be prepared from each sample of Coal taken in accordance with this Clause 8.  Stanwell shall retain one analysis sub-sample for analysis and shall make one analysis sub-sample available to Wesfarmers if requested by Wesfarmers (provided such request is made within five (5) working days of notification by Stanwell of the results of the analysis of such sample).  Stanwell shall seal and retain one analysis sub-sample for twelve weeks for umpire analysis if required.

8.7                               As soon as practicable after taking the Coal sample Stanwell or Stanwell’s authorized representative shall determine the Total Moisture of the sample and shall determine on an as-received basis Gross Calorific Value, Ash and Moisture of the analysis sub-sample.  Analyses shall be determined in accordance with the Standards listed in Clause 8.2 hereof.  The following Coal properties representing the quality of Coal delivered shall be calculated from such analyses:

Gross Calorific Value (as sampled)

Ash (at [***]% Total Moisture)

Total Moisture (as sampled)

Stanwell shall notify Wesfarmers of the quality of Coal for each sample determined accordingly, within seven (7) days after sampling.

8.8                               Coal properties notified in accordance with Clause 8.7 for samples taken during each Month shall be weight averaged on the basis of mass of individual Coal consignments for that Month to obtain the Monthly average Coal properties to determine the Monthly averaged Gross Calorific Value, Ash and Total Moisture for determination of Coal quality price adjustment pursuant to Clause 11.

8.9                               Ash and Total Moisture shall be expressed to the nearest 0.10 percent (0.10%) in individual analyses and averages thereof.  Should the calculated average fall exactly midway between two such percentages, then the nearest even one-tenth of a percent shall be accepted.  Gross Calorific Value shall be expressed to the nearest 0.01 gigajoule per Tonne for individual analyses and averages thereof.

8.10                        In the event of a disagreement with the determination of any Coal properties apart from Total Moisture, Wesfarmers shall notify Stanwell within two weeks of Stanwell’s notification of such determination.  In that event, the third portion of the appropriate sub-sample shall be delivered to a mutually agreed independent laboratory for umpire analysis.  If the umpire analysis differs from Stanwell’s analysis by more than the limit of reproducibility between laboratories, the umpire analysis shall be substituted for Stanwell’s determination for all purposes.  The costs incurred in carrying out any umpire analysis shall be borne by Wesfarmers unless the umpire analysis is adopted in which latter case Stanwell shall bear the costs of the umpire analysis.

8.11                        There shall be no umpire analysis of Total Moisture, but Wesfarmers shall be entitled to satisfy itself that the Total Moisture is determined in accordance with this Agreement, by nominating a representative to be present at Total Moisture determination at Stanwell’s or its authorized representative’s laboratory.  However if either Wesfarmers or Stanwell is concerned that the sample may have been contaminated with additional moisture then the Parties will in good faith meet to discuss what Total Moisture should be used.

8.12                        Stanwell and Wesfarmers shall be entitled without notice, subject to complying with all laws and with all rules and requirements of the other Party to ensure safety and good environmental practices, to inspect or check the weighing, sampling and analysis facilities of the other Party or its authorized representative and to have access for witnessing the weighing, sampling and analysis of Coal.  Wesfarmers shall ensure that its arrangements with suppliers of Substitute Coal permit Stanwell to exercise similar rights in respect of those suppliers.

9.                                      Price of Coal

9.1                               (a)                               Subject to Clause 9.1(b), from 6 August 2004, the Base Price of:

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(i)                                     Base Tonnage shall be A$[***]; and

(ii)                                  Option Tonnage shall be A$[***],

per Tonne of Coal of Standard Coal Quality.

(b)                                 If there is a Curragh North Termination, then from and including the date of the Curragh North Termination, the Base Price of Base Tonnage shall change to $[***] per Tonne (as of 1 January 2000) of Coal of Standard Coal Quality, escalated from 1 January 2000 under Clause 10.1 with a CPI Factor of 0.65.

(c)                                  If the date of this Agreement occurs after 6 August 2004, then Clause 9.1(a) shall be deemed to have commenced from 6 August 2004 and an adjustment shall be made in the first payment to be made under Clause 12.1.

9.2                               The Contract Price for Base Tonnage and the Contract Price for the Option Tonnage shall be the Base Price for Base Tonnage and Option Tonnage adjusted for the variations in the Consumer Price Index in accordance with Clause 10.

9.3                               The Invoice Price for Coal delivered in any Month shall be the Contract Price for Base Tonnage and Option Tonnage for that Month adjusted to reflect the quality of the Coal delivered in that Month, in accordance with Clause 11.

9.4                               Except as expressly provided in this Agreement, the Contract Price for each of the Base Tonnage and Option Tonnage shall remain fixed for the Contract Term and shall be inclusive of all costs.  Those provisions shall be the only means whereby the Contract Price will be adjusted and the Contract Price so determined shall apply throughout the Contract Term irrespective of any change in Wesfarmers’ actual costs, the mine’s viability or market prices.

10.                               Variation in Price with Changes in Indices

CPI Adjustment

10.1                        The Contract Price for each Quarter shall be calculated with effect from the first day of that Quarter in accordance with the following formula:

CP	=	$Base Price x [ 1 + CPI Factor x (CNN - CPIBASE) ] (CPIBASE )

Where:

CP	=	The Contract Price for that Quarter

CPI Factor	=	0.75, however if there is a Curragh North Termination, then from and including the date of the Curragh North Termination the CPI Factor reduce to 0.65

CPIBASE	=	The Consumer Price Index for: • where the CPI Factor is 0.65, the September Quarter 1999, being 124.0; and • where the CPI Factor is 0.75, the June Quarter 2002, being 138.1

CPIN	=

The Consumer Price Index for the Quarter beginning on January 1, April 1, July 1, and October 1, which shall be determined by reference to the Consumer Price Index published for the preceding September, December, March and June Quarters, respectively.

11.                               Variation in Price with Variations in Quality

11.1                        For each of the Base Tonnage and Option Tonnage, the Invoice Price shall be the Contract Price adjusted for variations in quality from the Standard Coal Quality Specification as set out in this Clause 11.  Such quality shall be determined in accordance with the provisions of Clause 8.

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Adjustments will be made for variations from:

Gross Calorific Value (as sampled):	[***] GJ/t
Ash (at [***]% Total Moisture):	[***]%
Total Moisture (as sampled):	[***]%

11.2                        For each of the Base Tonnage and Option Tonnage, the Invoice Price for any Month shall be calculated from the Contract Price in accordance with the following formula:

IP	=	CP((GCV/[***])-(0.01(AC-[***]))-(0.015(AC1-[***]))-(0.01(MC-[***]))-(0.03(MC1-[***])))

Where:

IP	=	Invoice Price

CP	=	Contract Price for that Month

GCV	=	Weight averaged gross calorific value of Coal delivered in that Month determined in accordance with Clause 8

AC	=	Weight averaged ash content of coal delivered in that Month determined in accordance with Clause 8 or [***]% whichever is the greater.

AC1	=	AC or [***]% whichever is the greater

MC	=	Weight averaged moisture content of coal delivered in that Month determined in accordance with Clause 8 or [***]% whichever is the greater

MC1	=	MC or [***]% whichever is the greater

12.                               Payment

Payments to be Made

12.1                        Stanwell shall pay to Wesfarmers each Month, or Wesfarmers shall pay to Stanwell each Month, as the case may be:

(a)                                 the Amount Payable for Base Tonnage and Option Tonnage pursuant to Clause 12.2;

(b)                                 the Statutory Charges Payment pursuant to Clause 12.3;

(c)                                  any Rail Energy Payment pursuant to Clause 12.4;

(d)                                 any amount payable pursuant to Clause 12.5;

(e)                                  any amount payable pursuant to Clause 12.6; and

(f)                                   any amount payable in relation to Transport Cost pursuant to Clause 3.6.

Payment for Coal

12.2                        Stanwell shall pay each Month for the aggregate quantities of Coal delivered in the previous Month at the Invoice Price for that Month in accordance with the following expression:

Amount Payable	=

(Invoice Price for Base Tonnages x Base Tonnes Delivered) + (Invoice Price for Optional Tonnage x Optional Tonnes Delivered), where the Invoice Price is determined in accordance with Clause 11.2 and the Tonnes Delivered is the sum of the quantities delivered as ascertained in accordance with Clause 8.

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The Amount Payable shall also include Tonnes Delivered during the Month which have been postponed from a previous Month in accordance with Clause 13.8, Clause 14.8, or Clause 17.1 to which shall be applied the Contract Price as provided in those Clauses.

Statutory Charges Payment

12.3                        Stanwell shall pay to Wesfarmers a “Statutory Charges Payment” for Coal delivered under this Agreement in each Year made up of the following components:

(a)                                 Royalty component, calculated on a per Tonne basis, being the royalties paid by Wesfarmers under the Act or any other relevant statute on Coal sold to Stanwell during that Year.

(b)                                 Research excise levy component, calculated on a per Tonne basis, being the levy paid on a per Tonne basis by Wesfarmers under the Deed of Agreement between Wesfarmers and Australian Coal Research Limited consistent with industry standards as part of an arrangement set out in the Memorandum of Understanding between the Australian Coal Association and the Minister for Primary Industry and Energy, on Coal sold to Stanwell during that Year.

(c)                                  Long service leave component, being the aggregate of:

(i)            LSL paid by Wesfarmers, and any Related Body Corporate of Wesfarmers, as the liable party under the LSL Levy Act during a Year in respect of eligible employees at the Curragh Mine and the Curragh North Mine multiplied by the ratio that the Coal delivered to Stanwell under this Agreement bears to the quantity of all coal produced from the Curragh Mine and the Curragh North Mine sold by Wesfarmers during that Year; and

(ii)           LSL paid by contractors of Wesfarmers and contractors of any Related Body Corporate of Wesfarmers, where those contractors are the liable parties under the LSL Levy Act during a Year in respect of eligible employees at the Curragh Mine and the Curragh North Mine multiplied by the ratio that the Coal delivered to Stanwell under this Agreement bears to the quantity of all coal produced from the Curragh Mine and the Curragh North Mine sold by Wesfarmers during that Year, but only to the extent that the LSL relates to eligible employees of those contractors undertaking the following activities relating to coal mining operations carried out at the Curragh Mine or the Curragh North Mine:

(A)                               removal of overburden, interburden and partings;

(B)                               extracting coal;

(C)                               earthworks in the course of undertaking activities in (A) and (B);

(D)                               blasting for the purposes of undertaking activities in (A), (B) and (C);

(E)                                transporting, stockpiling, washing and processing coal; and

(F)                                 such other coal mining operations carried out by a contractor of Wesfarmers or a contractor of a Related Body Corporate of Wesfarmers, in either case at the Curragh Mine or Curragh North Mine, as Wesfarmers acting reasonably considers and Stanwell acting reasonably agrees has previously been carried out by an employee of Wesfarmers or a Related Body Corporate of Wesfarmers,

(Qualifying Activities).

For both Clause 12.3(c)(i) and (ii), Wesfarmers must give Stanwell such information about the calculation of any LSL paid by Wesfarmers, any Related Body Corporate of Wesfarmers, contractors of Wesfarmers and contractors of any Related Bodies Corporate of Wesfarmers as Stanwell acting reasonably requires to satisfy itself that the calculation of that payment under Clause 12.3(c)(i) and (ii) claimed by Wesfarmers is correct.  In the case of contractors of Wesfarmers and contractors of any Related Bodies Corporate of Wesfarmers, Stanwell acknowledges that a statement on letterhead by any such contractor to the effect that LSL payments were made on behalf of its employees conducting works at the Curragh Mine and/or the Curragh North Mine is reasonable for this purpose (and the following words would, for example, be satisfactory to Stanwell for that purpose) provided Stanwell is also satisfied, acting reasonably, that the services provided by the contractor are Qualifying Activities.

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“[Name of contractor of Wesfarmers (or if applicable, of Wesfarmers’ Related Body Corporate)] confirms that the following Long Service Leave Levy payments were made on behalf of its employees conducting works at the Curragh and/or Curragh North Mines [under our services contract with Wesfarmers Curragh Pty Ltd] for the period [each month; or Year, as applicable]:”.

Stanwell has a right of audit under Clause 12.5(h) in respect of any LSL paid by Stanwell under this Clause 12.3(c).

(d)                                 Other charges component, calculated by apportioning all Charges by the ratio that the Coal delivered to Stanwell under this Agreement bears to the quantity of all coal sold by Wesfarmers during that Year.

In this Clause 12.3(d) “Charges” means charges, taxes, royalties and other levies paid by Wesfarmers in relation to the Curragh Mine, the Curragh North Mine and the Tenements under any law of the State of Queensland or the Commonwealth of Australia during that Year excluding:

(i)            income tax, payroll tax, and any fines or levies imposed by any government authority for failure to comply with any statute or regulation;

(ii)           Charges covered by paragraphs (a), (b) and (c) of this Clause 12.3;

(iii)          GST, as defined in Clause 12.6, and

(iv)          any excess over $50,000 (adjusted for the variations in the Consumer Price Index over 124.0) of any fringe benefits tax arising because of salary sacrifice arrangements with employees.  “Salary sacrifice arrangement” means the provision of non-cash benefits to an employee in substitution for salary and wages at that individual employee’s request and election and on the specific terms negotiated by that employee and excludes non-cash benefits provided to employees generally under the regular terms of employment.

Rail Energy Payment

12.4                        Stanwell shall pay to Wesfarmers (or Wesfarmers shall pay to Stanwell if the amount is negative) each Month, on an interim basis, an Interim Rail Energy Payment on Coal Delivered in the Previous Month calculated as follows:

Interim Monthly Rail Energy Payment	=	CC Interim Monthly Rate x 0.5[(GCV/[***]) -1] x Tonnes Delivered

At the end of each Year, and as soon as the information becomes available, Stanwell shall recalculate each Interim Monthly Rail Energy Payment for each Month of that Year as if each payment had been calculated and paid using the CC Final Monthly Rate and not the CC Interim Monthly Rate (“Final Monthly Rail Energy Payment”).  Stanwell shall provide an invoice (with such supporting documentation as Wesfarmers may reasonably require) to Wesfarmers setting out the total of the Interim Monthly Rail Energy Payments paid by each of Wesfarmers and Stanwell for that Year; the total of the Final Monthly Rail Energy Payments; and the amounts payable by each Party had the Monthly payments been made for that Year based on the applicable Final Monthly Rail Energy Payment.  Any payment by Wesfarmers or Stanwell shall be made within 14 days of the invoice being received as contemplated in Clause 12.11.  Clause 12.7 will not apply.

In this Clause 12.4:

“CC Interim Monthly Rate” means the amount, in $/Tonne, equal to Stanwell’s Carrier’s rail rate applying at the time, taking into account Stanwell’s best estimate of all available rail performance Freight Incentives and Corridor Improvement Incentives, for the transport of Coal from the Curragh Mine Loading Plant to the unloading facilities at the Power Station.

“CC Final Monthly Rate” means the amount, in $/Tonne, equal to Stanwell’s Carrier’s rail rate applying at the time, taking into account all rail performance Freight Incentives and Corridor Improvement Incentives actually received, for the transport of Coal from the Curragh Mine Loading Plant to the unloading facilities at the Power Station.

“Coal Delivered in the Previous Month” means the sum of the Coal delivered in the previous Month.

“Freight Incentives” means rail performance incentives that are available and which actually apply to Stanwell’s Carrier’s rail rate at the relevant time.

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“Corridor Improvement Incentives” means rail corridor incentives available to rail users at the relevant time.

“GCV” has the meaning given to that term in Clause 11.2.

“Tonnes Delivered” means, for the relevant period, the sum of the quantities delivered during that period as ascertained in accordance with Clause 8.

Stanwell’s Rebates

12.5                        Definitions:

(a)                                 In this Clause 12.5 (and other provisions of this Clause 12):

“Expansion Commitment Date” means the date (not later than the Expansion Commitment Deadline Date) when Wesfarmers has notified Stanwell in writing that:

(i)            the Wesfarmers Limited board of directors has given approval to Wesfarmers proceeding with the Expansion Project; and

(ii)           Wesfarmers has executed binding, unconditional contractual commitments for the Expansion Project.

“Expansion Commitment Deadline Date” means 31 December 2012; or such alternative date as the Parties may agree.

“Expansion Project” means the proposed expansion of coal handling and processing plant capacity to at least [***] Tonnes per annum of Metallurgical Coal in respect of coal mined from the Tenements, through Wesfarmers (i) capital investment or (ii) long term lease arrangements (but not including contract washing arrangements) with an agreed expiry date of no earlier than the Final Delivery Date.

“Floor Price” means, as the context may require, the Tier 1 Rebate Coal Floor Price or the Tier 2 Rebate Coal Floor Price.

“Pit U East Area” means the area described as the Pit U East Area in Part G of Schedule 1 to this Agreement.

“Pit U East Area ROM Rebate” means A$2.00 escalated at the Consumer Price Index from 1 July 2008, and calculated Quarterly using the applicable Quarterly compounding factor.

“Pit U East Area ROM Tonnage” means:

Insitu Coal Volume (bcm)   x   Density Correction Factor (t/bcm)

Where:

Insitu Coal Volume (bcm)	=	the volume of insitu coal mined from the Pit U East Area, as determined by survey in accordance with Part H of Schedule 1.

Density Correction Factor (t/bcm) for the Pisces Seam	=	[***]

Density Correction Factor (t/bcm) for the Aries Seam	=	[***]

Density Correction Factor (t/bcm) for the Castor Seam	=	[***]

The Density Correction Factor for each seam will be reviewed:

(i)            by Wesfarmers, acting reasonably and in consultation with Stanwell, in the second Year after the Year in which the first [***] of ROM Tonnes of non-oxidised coal are extracted from the relevant

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seam in the Pit U East Area.  Stanwell may refer the matter for resolution to an Expert under Clause 18.8 where it disagrees with Wesfarmers review; and

(ii)           thereafter at the request of either Party (such request not to be made more frequently than once each Year) as the Parties acting reasonably agree.  Either Party may refer the matter for resolution to an Expert under Clause 18.8 in the absence of agreement.

Any change to the Density Correction Factor will take effect:

(A)                               where paragraph (i) applies, on the first day of the Month after the first [***] of ROM Tonnes of non-oxidised coal are extracted from the relevant seam in the Pit U East Area; and

(B)                               where paragraph (ii) applies, on the first day of the Month after a Party requests the review.

Every Density Correction Factor subsequently reviewed, agreed or determined for this definition must be reviewed, agreed or determined on a basis similar to that underlying the determination for the initial factors set out above.

“Rebate Coal” means the volume in Tonnes of coal mined from the Tenements that has been sold by Wesfarmers under domestic and export coal contracts and delivered, accepted and paid for in the relevant Month, excluding however:

(a)                                 Stanwell Actual Export Tonnage;

(b)                                 Wesfarmers Domestic Thermal Tonnage; and

(c)                                  the first 150,000 Tonnes of Wesfarmers Domestic Metallurgical Tonnage in the relevant Year.

“Reference Coal” means, subject to Clause 12.5(i), [***].

“Reference Coal Contract Price” means the weighted average contract price (in US$ per Tonne FOB Loading Port of Gladstone As Converted Into A$) of the Reference Coal sold and delivered under domestic and export coal supply contracts in the twelve (12) Month period immediately prior to the relevant Month in respect of which the calculation is to be made.

“Tier 1 Rebate Coal” means on an annualised basis the Rebate Coal for a Year up to 7.0 million Tonnes.

“Tier 1 Rebate Coal Floor Price” means A$58.00, escalated at a rate of 1% per annum from 1 July 2002, and calculated Quarterly using the applicable Quarterly compounding factor.

“Tier 2 Rebate Coal” means on an annualised basis the Rebate Coal for a Year from (and excluding) 7.0 million Tonnes.

“Tier 2 Rebate Coal Floor Price” means A$93.00, escalated at the Consumer Price Index from 1 July 2008, and calculated Quarterly using the applicable Quarterly compounding factor.

“Wesfarmers Domestic Metallurgical Tonnage” means Metallurgical Coal sold by Wesfarmers under domestic coal contracts to a purchaser located in Australia for consumption of that coal in Australia, but excluding any such coal that is subsequently exported.

“Wesfarmers Domestic Thermal Tonnage” means Thermal Coal sold by Wesfarmers under domestic coal contracts to a purchaser located in Australia for consumption of that coal in Australia (including Coal sold and delivered to Stanwell under this Agreement), but excluding any such coal that is subsequently exported.

Tonnage Rebate:

(b)                                 Subject to Clause 12.5(c), Wesfarmers shall, until the Final Delivery Date, pay to Stanwell a Tonnage Rebate calculated as follows:

Tonnage Rebate	=	A$0.70 escalated at 1% per annum from 1 July 2002, and calculated Quarterly using the applicable Quarterly compounding factor.	x	Rebate Coal

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(c)                                  If the Expansion Commitment Date occurs on or before the Expansion Commitment Deadline Date, Wesfarmers shall, for Rebate Coal paid for after the date on which the Expansion Commitment Date occurs, pay to Stanwell a Tonnage Rebate calculated as follows:

Tonnage Rebate = Tier 1 Tonnage Rebate + Tier 2 Tonnage Rebate

where:

Tier 1 Tonnage Rebate	=	A$0.70 escalated at 1% per annum from 1 July 2002, and calculated Quarterly using the applicable Quarterly compounding factor.	x	Tier 1 Rebate Coal

Tier 2 Tonnage Rebate	=	A$0.70 escalated at the Consumer Price Index from 1 July 2008, and calculated Quarterly using the applicable Quarterly compounding factor.	x	Tier 2 Rebate Coal

For the avoidance of doubt, should the Expansion Commitment Date not occur on or before the Expansion Commitment Deadline Date, this Clause 12.5(c) shall not apply to Rebate Coal and Clause 12.5(b) shall continue to apply.

Price Rebate:

(d)                                 Subject to Clause 12.5(e), Wesfarmers shall, until the Final Delivery Date, pay to Stanwell a Price Rebate calculated as follows:

Price Rebate	=	Rebate Coal	x	[25%	x	(Reference Coal Contract Price - Tier 1 Rebate Coal Floor Price)]

(e)                                  If the Expansion Commitment Date occurs on or before the Expansion Commitment Deadline Date , Wesfarmers shall, for Rebate Coal paid for after the date on which the Expansion Commitment Date occurs, pay to Stanwell a Price Rebate calculated as follows:

Price Rebate = Tier 1 Price Rebate + Tier 2 Price Rebate

where:

Tier 1 Price Rebate	=	Tier 1 Rebate Coal	x	[25%	x	(Reference Coal Contract Price - Tier 1 Rebate Coal Floor Price)]

Tier 2 Price Rebate	=	Tier 2 Rebate Coal	x	[10%	x	(Reference Coal Contract Price - Tier 2 Rebate Coal Floor Price)]

For the avoidance of doubt, should the Expansion Commitment Date not occur on or before the Expansion Commitment Deadline Date, this Clause 12.5(e) shall not apply to Rebate Coal and Clause 12.5(d) shall continue to apply.

(f)                                   For the avoidance of doubt, the Price Rebate for the relevant tier of coal will be zero where the Floor Price applicable for that tier is equal to or greater than the Reference Coal Contract Price.

Pit U East Area ROM Rebate:

(g)                                  Wesfarmers must for every applicable Month, pay to Stanwell an amount equal to:

the Pit U East Area ROM Rebate   x   the Pit U East Area ROM Tonnage for that Month

Rebates—General:

(h)                                 Wesfarmers shall prepare Monthly, and have certified as correct by a senior executive of Wesfarmers authorized to bind Wesfarmers, a statement (“Monthly Rebate Coal Statement”) setting out for that Month, the Rebate Coal, the coal that has been delivered and that will become Rebate Coal when paid for,

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the Reference Coal Contract Price, Wesfarmers Domestic Metallurgical Tonnage and the Pit U East Area ROM Tonnage.  No more than once each Year, Stanwell may, at its cost, appoint a firm of accountants (that have .a substantial presence in at least Brisbane, Sydney and Melbourne) (“Auditor”) with instructions to determine the accuracy of each Monthly Rebate Coal Statement and of each recalculation under section 3 in Schedule (8).  Wesfarmers shall give the Auditor, on a confidential basis (including the Auditor not disclosing the information to Stanwell), all information and assistance the Auditor reasonably requires to make that determination.  If the determination gives rise to a dispute, then the dispute shall be resolved in accordance with Clause 18.8.  This right of audit (for the avoidance of doubt, being no more than once each Year) may also be exercised by Stanwell to determine the accuracy of calculations of any LSL paid or to be paid by Stanwell under Clause 12.3(c).

(i)                                     If at any time the Reference Coal has not been sold and delivered under domestic or export coal supply contracts during the twelve (12) Month period referred to in the definition of Reference Coal Contract Price, the Parties shall, at the request of either Party, agree:

(i)            the most suitable brand of coal that is mined from the Tenements that is sold under domestic or export coal supply contracts (during the last twelve (12) Month period in which the Reference Coal has been sold and delivered under domestic or export coal supply contracts), to replace the Reference Coal for purposes of calculating the Reference Coal Contract Price; and

(ii)           an amendment to the definition of the Floor Price for each tier of coal such that the difference between:

(A)                               the new Floor Price for each tier of coal and the new Reference Coal Contract Price at the beginning of the (12) Month period referred to in Clause 12.5(i)(i),

is the same as

(B)                               the old Floor Price for that tier of coal and the old Reference Coal Contract Price at that date.

(j)                                    If agreement has not been reached on the most suitable brand of coal that is mined from the Tenements under Clause 12.5(i)(i) and new Floor Price for the relevant tier of coal and the new Reference Coal Contract Price under Clause 12.5(i)(ii)(A) within a period of two (2) Months after the applicable request, then the matter not agreed shall be determined under Clause 18.8.

(k)                                 The Parties acknowledge that in accordance with the definition of “Reference Coal Contract Price” in Clause 12.5(a), the relevant reference period for calculating the Reference Coal Contract Price is “the twelve (12) Month period immediately prior to the relevant Month in respect of which the calculation is to be made”.  On Wesfarmers’ request, the Parties shall enter negotiations in good faith to change the aforementioned reference period to “the three (3) Month period immediately prior to the relevant Month in respect of which the calculation is to be made”.

(l)                                     For the avoidance of doubt, nothing in this Clause 12.5 shall commit Wesfarmers to sell any minimum volume of Rebate Coal or mine any minimum volume of coal from the Pit U East Area.

GST

12.6                        For the purposes of this Agreement,

(a)                                 All amounts expressed or determined to be payable by any Party to another under this Agreement are calculated and will be determined exclusive of GST.

(b)                                 If any payment required to be made by one Party to another under this Agreement is a payment for a taxable supply for the purposes of the GST Act, the amount payable is the amount derived by multiplying the original amount payable by the formula [1 + (the decimal expression of the GST rate imposed under the GST Act)].

(c)                                  If any Party is required to reimburse another for an amount paid or payable for a taxable supply by a third party for which that Party is entitled to claim an input tax credit, the amount required to be reimbursed will be reduced by the amount of the credit.

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(d)                                 The obligation to pay any amount is subject to the Party receiving the payment, providing to the other Party in accordance with the requirements of the GST Act a tax invoice for each payment.

(e)                                  Payment of the GST shall be made at the same time as payment for the relevant taxable supply is required to be made or within seven days of delivery of a tax invoice or adjustment note, whichever is later.

(f)                                   If the amount of GST paid or payable by any Party in respect of a taxable supply made under this Agreement differs from the amount of GST paid by that Party by reason of the Australian Commissioner of Taxation lawfully adjusting the amount of GST payable, then the amount of GST paid shall be adjusted accordingly, by a further payment by one Party to the other as the case requires.

Invoicing

12.7                        Wesfarmers shall submit to Stanwell as soon as practicable after the end of each Month an invoice for all amounts payable by the Parties pursuant to this Clause 12 in that Month, including Wesfarmers’ best estimate (on an accruals basis) of all amounts, such as those estimated amounts to be prorated under Clause 12.3 or 12.5, where the final amount cannot yet be determined, and any adjustments pursuant to Clause 12.11.  The foregoing includes taking into account projected sales of Coal/coal where necessary to calculate amounts payable under this Clause 12.  For amounts in respect of any Tonnage Rebate and/or Price Rebate:

(a)                                 where Clauses 12.5(c) and 12.5(e) apply, the Parties must comply with Schedule 8 in respect of invoicing and payments for those invoices; and

(b)                                 for amounts payable by Wesfarmers to Stanwell for a Month, may be a recipient created tax invoice.

12.8                        Each invoice shall be accompanied by a statement showing in detail the calculations used, the Monthly Rebate Coal Statement referred to in Clause 12.5(h), and, where they exist, copies of third party documentation evidencing payments made by Wesfarmers in respect of amounts payable by Stanwell under Clause 12.3 or 12.5.

Set-Off

12.9                        (a)                                 Except as provided in Clause 12.9(b) and 12.9(c), neither Party shall be entitled to set-off against any amounts payable by it to the other Party pursuant to this Agreement, any amounts payable by the other Party to it pursuant to this Agreement or otherwise.

(b)                                 Stanwell shall be entitled to set-off against any amounts payable by it pursuant to this Clause 12, any amounts payable to Stanwell by Wesfarmers pursuant to Clause 12.5.

(c)                                  Wesfarmers shall be entitled to set-off against any amounts payable by it pursuant to Clause 12.5, any amounts payable to Wesfarmers by Stanwell pursuant to this Clause 12.

Payment/Adjustments

12.10                 Stanwell shall pay such invoices to a bank account nominated by Wesfarmers by the 15TH day of the Month in which the invoice is submitted or within seven (7) days of receipt of the invoice, whichever is the later date.

12.11                 Where appropriate, an adjustment will be made between the Parties for any charge which has been levied on an interim basis (such as those in Clauses 12.3 or 12.5) within 14 days of the final amount being determined.

12.12                 If after reasonable consultation with Wesfarmers, Stanwell is of the reasonable opinion the amount of any invoice rendered pursuant to this Clause 12 exceeds the amount actually owing by Stanwell, Stanwell may withhold payment of 50% of the difference, and pay:

(a)                                 the other 50% of the difference; plus

(b)                                 the amount of GST payable by Wesfarmers on the full amount of the invoice; plus

(c)                                  all other undisputed amounts in accordance with Clause 12.10.

In the event of such withholding, Stanwell shall by the due date of payment notify Wesfarmers of the reasons for its opinion in reasonable detail.  Withholding as aforesaid shall be deemed to be a dispute which shall be resolved in accordance with Clause 18.  Stanwell shall pay the amount withheld to the extent the dispute mechanism determines it is payable within 7 days of that determination.

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13.                               Interruption to Supply

Stable Supply as Fundamental Condition

13.1                        (a)                                 Wesfarmers expressly acknowledges that, without derogating from the provisions of this Agreement providing for termination and suspension, it is a fundamental expectation of Stanwell that this Agreement will provide Stanwell with a stable supply of Coal (complying with the quality characteristics provided in this Agreement) for use in the Power Station and that it was on the basis of Wesfarmers’ representations of its ability to provide such stable supply as specified herein that Stanwell agreed to enter this Agreement with Wesfarmers.

(b)                                 Irrespective of the allocation of risk for failure to supply the Coal under this Agreement, Wesfarmers shall endeavour to avoid and minimize any interruptions to supply.

(c)                                  (i)            For so long as Wesfarmers and Stanwell, or their respective Related Bodies Corporate, are not, nor are they likely to be, competitive with each other in respect of Coal within the meaning of the Trade Practices Act 1974 (Cth), Wesfarmers will not enter into a contract that contains a clause under which Wesfarmers is obliged to supply Coal to a customer in priority to supplying Coal to Stanwell.

(ii)           If there is a Curragh North Termination, then from and including the date of the Curragh North Termination Clause 13.1(c)(i) will cease to apply.

(d)                                 Clauses 13.2 to 13.15, inclusive shall apply in the event deliveries of Coal are not tendered in full by Wesfarmers hereunder on the due date or such non-tendering is threatened as provided hereunder, irrespective of the cause, except where the cause is the breach by Stanwell of its obligations hereunder or the non-taking by Stanwell of such Coal.

Wesfarmers to Give Notices and Reports

13.2                        (a)                                 Wesfarmers shall give notice (“Interruption Notice”) to Stanwell promptly upon the occurrence of any event which interrupts or is reasonably likely to interrupt the supply of Coal by Wesfarmers in accordance with this Agreement.

(b)                                 As soon as practicable thereafter, Wesfarmers shall give a report to Stanwell covering the following matters to the best of Wesfarmers’ knowledge at the time of giving the report:

(i)            the nature of the interruption or threatened interruption;

(ii)           the circumstances and cause of the same;

(iii)          whether Wesfarmers considers the event to be outside the control of Wesfarmers;

(iv)          the likely duration of the interruption;

(v)           Wesfarmers’ revised delivery plan for Coal at the time of giving the report; and

(vi)          details of the efforts that have been made and are planned by Wesfarmers to avoid or minimize the interruption and the effects thereof on Wesfarmers’ performance under this Agreement.

(c)                                  So long as the interruption continues or continues to threaten, Wesfarmers shall furnish Stanwell with further reports covering the matters listed in Clause 13.2(b):

(i)            whenever there is any material change in the circumstances as set out in the last report; and

(ii)           in any event no less than Monthly.

(d)                                 Wesfarmers shall notify Stanwell immediately when the interruption of supply of Coal ends.

Counter Measures by Stanwell

13.3                        Stanwell shall be entitled to take reasonable action to avoid or mitigate the effects of the interruption or

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threatened interruption of supply of Coal, without prejudicing such rights as Stanwell may have under this Agreement with respect to such interruption.  In particular but without limitation, Stanwell shall be entitled to take the following actions if the interruption to supply continues, or in the reasonable opinion of Stanwell after consulting with Wesfarmers is likely to continue, for more than;

(a)                                 thirty (30) days, then Stanwell may, at its discretion in accordance with Clause 13.6:

(i)            subject to Clause 13.8 postpone the affected deliveries, until any subsequent Year or Years of the Contract Term; or

(ii)           without penalty to Stanwell cancel the relevant deliveries and purchase other coal;

(b)                                 ninety (90) days, then Stanwell may, at its discretion in accordance with Clause 13.6, enter Medium Term Arrangements for the purchase of other coal to cover the tonnage of coal which is in Stanwell’s reasonable view, likely to be affected by the interruption in which case Stanwell, in addition to its rights under sub-Clause 13.3(a) above, may at its discretion cancel the shipments covered by the Medium Term Arrangements or postpone, subject to Clause 13.8, the same to any subsequent Year or Years; and

(c)                                  fifteen (15) Months, and actually result in Stanwell receiving less than [***]% of the Coal it is entitled to receive under this Agreement during those fifteen (15) Months, then Stanwell may, in addition to its rights described in sub-Clauses 13.3(a) and (b) above, upon notice to Wesfarmers terminate this Agreement provided such notice is given within seven (7) days of the end of that fifteen (15) Month period.  Any notice given pursuant to this clause shall state the effective date of such termination.

13.4                        In the event Wesfarmers becomes able to recommence performance in accordance with this Agreement during the period of any suspension under sub-Clause 13.3(b), Wesfarmers shall give Stanwell not less than ninety (90) days’ notice thereof in which event, upon termination of its Medium Term Arrangements, Wesfarmers shall recommence making and Stanwell shall recommence taking Coal deliveries under this Agreement.

13.5                        Before taking any reasonable action under Clause 13.3, Stanwell shall inform Wesfarmers of its proposed action.  Wesfarmers may, within 5 days, make representations to Stanwell as to the appropriateness of the proposed action, taking into account among other things, the likelihood of the interruption occurring and its likely duration.  In determining what reasonable action to take under Clause 13.3, Stanwell shall take those representations into account.

Stanwell’s Elections

13.6                        Stanwell may make the elections provided in Clause 13.3 by giving notice to Wesfarmers at any time prior to the recommencement of Wesfarmers’ performance after interruption or suspension of this Agreement.

13.7                        If Stanwell elects to cancel from this Agreement deliveries which were affected, the Total Contract Tonnage shall be reduced by the affected tonnage.

13.8                        If Stanwell elects to treat the affected deliveries as postponed, then the same shall be postponed until such subsequent Years as may be nominated by Stanwell in the notice of election given under Clause 13.6 provided that unless Wesfarmers agrees, the postponed deliveries to be delivered in any Year shall not exceed [***] percent ([***]%) of the Nominal Contract Tonnage for that Year.  Such shipments shall be at the same Contract Price as they would have been if the interruption had not occurred.

13.9                        If Stanwell elects to enter into Medium Term Arrangements and Wesfarmers gives Stanwell notice of resumption of deliveries Stanwell shall use its best endeavours to terminate the Medium Term Arrangements (without being required to breach the same) such that it is able to take the deliveries when nominated by Wesfarmers.

13.10                 If the interruption to making deliveries is only partial or if Wesfarmers is able to recommence partial deliveries only and such partial deliveries are in Stanwell’s reasonable view likely to result in Stanwell receiving less than [***]% of the total Coal it is entitled to receive under this Agreement over the succeeding 90 days, Stanwell shall have the option of not accepting any deliveries, in which case the provisions of this Clause 13 shall apply as if no deliveries were possible, or of accepting such deliveries as can be made, in which case this Clause shall apply to the portion of deliveries that cannot be made.

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Causes Outside the Control of Wesfarmers

13.11                 (a)                                 For the purposes of Clauses 13.14 and 13.15, an interruption to supply of Coal shall be considered to be a “Cause Outside the Control of Wesfarmers” only if the following conditions are met:

(i)            the cause of the interruption was not reasonably foreseeable and was beyond Wesfarmers’ reasonable control;

(ii)           the interruption could not have been avoided or overcome by a prudent coal mine operator exercising due diligence;

(iii)          Wesfarmers has substantially given the notices and reports required under Clause 13.2;

(iv)          any relevant requirements of Clause 13.11(b) are satisfied;

(v)           if the Coal is Substitute Coal, the requirements of Clause 13.12 are satisfied; and

(vi)          Wesfarmers allocates its available coal to Stanwell on a basis which is no less favourable than to Wesfarmers’ other customers.

(b)                                 The following provisions shall apply with respect to the particular causes enumerated:

(i)            Interruptions due to breakdowns of machinery will only be considered to be beyond Wesfarmers’ reasonable control if Wesfarmers has followed proper maintenance procedures and has in place proper “breakdown” procedures which anticipate normally foreseeable breakdowns and minimize the consequences.

(ii)           Interruptions due to failure of supply of goods and services, including shipping and other transportation, electric power and water, will only be considered to be beyond Wesfarmers’ reasonable control if Wesfarmers has exercised due prudence in the choice of the supplier and has entered proper contractual arrangements.

(iii)          Interruptions due to shortage of reserves, geology, mining conditions, reduction in export demand or increases in costs, however unexpected, will not be considered to be beyond Wesfarmers’ reasonable control.

(c)                                  Where Wesfarmers is entitled to recover damages from a third party supplier of goods or services, it shall use its best endeavours to do so (to the extent that a prudent operator and investor would do so) and the cause concerned (to the extent it otherwise qualifies under this Clause 13.11) will only be considered to be a Cause Outside Control of Wesfarmers to the extent such damages recovered by Wesfarmers are insufficient to pay to Stanwell the amounts payable under Clause 13.15.

(d)                                 Without limitation the following are examples of events that could lead to interruption to the supply of Coal beyond Wesfarmers’ control if the requirements of Clauses 13.11(a) and 13.11(b) are met:

(i)            natural calamities, acts of public enemies, acts of terrorists, insurrections, fires, wars, explosions, floods;

(ii)           serious breakdowns of railroad or port facilities;

(iii)          breakdowns of mining plant and equipment and other machinery;

(iv)          embargoes, orders or acts of a competent court or governmental or other statutory authority;

(v)           strike, lockouts, illegal stoppages, or labour or union organised reduction of production; and

(vi)          failure of supply of goods and services, including Wesfarmers’ Carrier failing to make sufficient rollingstock available at the Loading Plant at a mine to transport Substitute Coal.

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Causes Outside Control of Wesfarmers in case of Substitute Coal

13.12                 Where the interruption to supply affects Coal which is Substitute Coal, the interruption to supply shall not be considered to result from a Cause Outside Control of Wesfarmers unless the requirements of Clause 13.11 are satisfied (a “Qualifying Cause”) and either:

(a)                                 coal supplies in the area in Queensland north of latitude 24 degrees are generally interrupted by the same cause; or

(b)                                 the Substitute Coal has been or is to be delivered to the Curragh Mine for delivery to Stanwell through the Curragh Mine Loading Plant and either:

(i)            the Qualifying Cause prevents the Substitute Coal from being delivered to the Curragh Mine Loading Plant; or

(ii)           the Qualifying Cause occurs after such delivery.

Consequences of Interruption

13.13                 Both Wesfarmers and Stanwell shall endeavour to mitigate costs and damages flowing from any interruption to the supply of Coal.

13.14                 If the cause of the interruption to supply is a Cause Outside the Control of Wesfarmers, then Wesfarmers shall be relieved of its obligation to make such deliveries at such time to the extent the making is prevented by such cause, without derogating from Wesfarmers’ other obligations hereunder.

13.15                 Subject to Clause 24.6, if the cause of the interruption to supply is not a Cause Outside the Control of Wesfarmers, then in addition to such other rights as Stanwell may have under this Agreement, Stanwell shall be entitled to recover from Wesfarmers:

(a)                                 indemnification for all of Stanwell’s costs and damages resulting from the interruption, including additional costs in obtaining make up coal.  Stanwell will use reasonable endeavours to mitigate all such costs and damages; and in addition

(b)                                 liquidated damages equal to [***] percent ([***]%) of the amount determined under (a).

14.                               Interruption to taking of Deliveries

Stable Demand as Fundamental Condition

14.1                        (a)                                 Stanwell expressly acknowledges that, without derogating from the provisions of this Agreement providing for termination and suspension, it is a fundamental expectation of Wesfarmers that this Agreement will provide Wesfarmers with a stable demand for Base Tonnage and, if Stanwell exercises its options, (subject to Clause 5A) Option Tonnage and that it was on the basis of Stanwell’s representations of its ability to provide such stable demand as specified herein that Wesfarmers agreed to enter this Agreement with Stanwell.

(b)                                 Irrespective of the allocation of risk for failure to take Coal under this Agreement, Stanwell shall endeavour to avoid and minimize any interruptions to the taking of deliveries of Coal.

(c)                                  Clauses 14.2 to 14.14, inclusive, shall apply in the event Stanwell does not take delivery in full of any deliveries of Coal hereunder on the due date, or such non-taking of delivery is threatened as provided hereunder, irrespective of the cause, except where the cause is the breach by Wesfarmers of its obligations under this Agreement.

Stanwell to Give Notices and Reports

14.2                        (a)                                 Stanwell shall give notice (“Interruption Notice”) to Wesfarmers promptly upon the occurrence of any event which interrupts or is reasonably likely to interrupt the taking of Coal by Stanwell in accordance with this Agreement.

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(b)                                 As soon as practicable thereafter, Stanwell shall give a report to Wesfarmers covering the following matters to the best of Stanwell’s knowledge at the time of giving the report:

(i)            the nature of the interruption or threatened interruption;

(ii)           the circumstances and cause of same;

(iii)          whether Stanwell considers the event to be outside the control of Stanwell;

(iv)          the likely duration of the interruption;

(v)           Stanwell’s revised plan for taking of deliveries of Coal at the time of giving the report; and

(vi)          details of the efforts that have been made and are planned by Stanwell to avoid or minimize the interruption and the effects thereof on Stanwell’s performance under this Agreement.

(c)                                  So long as the interruption continues or continues to threaten, Stanwell shall furnish Wesfarmers with further reports covering the matters listed in Clause 14.2(b):

(i)            whenever there is any material change in the circumstances as set out in the last report; and

(ii)           in any event no less than Monthly.

(d)                                 Stanwell shall notify Wesfarmers immediately when the interruption ends.

Counter-Measures by Wesfarmers

14.3                        Wesfarmers shall be entitled to take reasonable action to avoid or mitigate the effects of the interruption or threatened interruption on Wesfarmers, without prejudicing such rights as Wesfarmers may have under this Agreement with respect to such interruption.  In particular but without limitation, Wesfarmers shall be entitled to take the following actions if the interruption continues, or in the reasonable opinion of Wesfarmers after consulting with Stanwell is likely to continue, for more than:

(a)                                 thirty (30) days, then Wesfarmers may, at its discretion in accordance with Clause 14.6:

(i)            subject to Clause 14.8 postpone the affected deliveries, until any subsequent Year or Years of the Contract Term; or

(ii)           without penalty to Wesfarmers, cancel the same and sell the affected deliveries elsewhere;

(b)                                 ninety (90) days, Wesfarmers may, at its discretion in accordance with Clause 14.6, enter Medium Term Arrangements for the sale of the affected deliveries which in Wesfarmers’ reasonable view are likely to be affected by the interruption to third parties, in which case Wesfarmers (in addition to its rights under sub-Clause 14.3(a) above), may, at its discretion cancel the shipments covered by the Medium Term Arrangements or postpone, subject to Clause 14.8, the same to any subsequent Year or Years;

(c)                                  fifteen (15) Months and actually result in Stanwell taking less than [***]% of the Coal it is entitled to receive under this Agreement during those fifteen (15) Months, then Wesfarmers may (in addition to its rights under paragraphs (a) and (b)), upon notice to Stanwell terminate this Agreement provided such notice is given within seven (7) days of the end of that fifteen (15) Month period.  Any notice given pursuant to this clause shall state the effective date of such termination.

14.4                        In the event Stanwell becomes able to recommence performance in accordance with this Agreement during the period of any suspension under Clause 14.3(b), Stanwell shall give Wesfarmers not less than ninety (90) days’ notice thereof in which event, upon termination of its Medium Term Arrangements, Wesfarmers shall recommence making and Stanwell shall recommence taking Coal deliveries under this Agreement.

14.5                        Before taking any reasonable action under Clause 14.3, Wesfarmers shall inform Stanwell of its proposed action.  Stanwell may, within 5 days, make representations to Wesfarmers as to the appropriateness of the proposed action, taking into account among other things, the likelihood of the interruption occurring and its likely duration.  In determining what reasonable action to take under Clause 14.3, Wesfarmers shall take those representations into account.

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Wesfarmers’ Elections

14.6                        Wesfarmers may make the elections provided in Clause 14.3 by giving notice to Stanwell at any time prior to the recommencement of Stanwell’s performance after suspension of this Agreement.

14.7                        If Wesfarmers elects to cancel from this Agreement deliveries which were affected, the Total Contract Tonnage shall be reduced by the affected tonnage.

14.8                        If Wesfarmers elects to treat the affected deliveries as postponed, then the same shall be postponed until such subsequent Years as may be nominated by Wesfarmers in the notice of election given under Clause 14.6; provided that unless Stanwell agrees, the postponed deliveries to be delivered in any Year shall not exceed [***] percent ([***]%) of the Nominal Contract Tonnage for that Year.  Such shipments shall be at the same Contract Price as they would have been if the interruption had not occurred.

14.9                        If Wesfarmers elects to enter into Medium Term Arrangements and Stanwell gives Wesfarmers notice of resumption of taking of deliveries Wesfarmers shall use its best endeavours to terminate the Medium Term Arrangements (without being required to breach the same) such that it is able to make the deliveries when nominated by the Stanwell.

14.10                 If the interruption to taking of deliveries is only partial, or if Stanwell is able to recommence taking partial deliveries only and such partial taking is likely in Wesfarmers’ reasonable view to result in Stanwell taking less than [***]% of the total Coal it is required to take under this Agreement over the succeeding 90 days, Wesfarmers shall have the option of not tendering any deliveries, in which case the provisions of this Clause 14 shall apply as if it were not possible for Stanwell to take any deliveries, or of tendering such deliveries as can be taken, in which case this Clause 14 shall apply to the portion of deliveries that cannot be taken.

Causes Outside the Control of Stanwell

14.11                 (a)                                 For the purposes of Clauses 14.13 and 14.14, an interruption to the taking of deliveries shall be considered to be a “Cause Outside the Control of Stanwell” if Stanwell is prevented from taking, transporting, or using the Coal in the manner contemplated by this Agreement, but only if the following conditions are met:

(i)            the cause of the interruption was not reasonably foreseeable and was beyond Stanwell’s reasonable control;

(ii)           the interruption could not have been avoided or overcome by a prudent power station operator exercising due diligence;

(iii)          Stanwell has substantially given the notices and reports required under Clauses 14.2;

(iv)          any relevant requirements of Clause 14.11(b) are satisfied; and

(v)           Stanwell takes such Coal as it is able to take on a basis which is no less favourable to Wesfarmers than to Stanwell’s other suppliers.

(b)                                 The following provisions shall apply with respect to the particular causes enumerated:

(i)            Interruptions due to breakdowns of machinery will only be considered to be beyond Stanwell’s reasonable control if Stanwell has followed proper maintenance procedures and has in place proper “breakdown” procedures which anticipate normally foreseeable breakdowns and minimize the consequences.

(ii)           Interruptions due to failure of supply of goods and services, including shipping and other transportation (and in the case of Stanwell, Stanwell’s Carrier), electric power and water, will only be considered to be beyond Stanwell’s reasonable control if Stanwell has exercised due prudence in the choice of the supplier and has entered proper contractual arrangements.

(iii)          Interruptions due to increases in costs, environmental restrictions, or any reduction in demand for electricity, however unexpected, will not be considered to be beyond Stanwell’s reasonable control.

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(iv)          Interruptions due to embargoes, orders or acts of a Government Body of the State of Queensland, however unexpected, will not be considered to be beyond Stanwell’s reasonable control where those embargoes, orders or acts:

(A)                               are intended to apply, or have the effect of applying, only to Stanwell and/or the Stanwell Power Station; or

(B)                               are intended to have a greater proportional application to the Stanwell Power Station than other coal fired power stations in the State of Queensland;

provided that this Clause 14.11(b)(iv) shall not apply:

(C)                               to Stanwell if the shares in Stanwell cease to be owned by a Government Body, unless the commission of the relevant embargo, order or act is a condition, express or implied, of the transaction by which the new owner became owner of those shares; or

(D)                               if there is a Curragh North Termination, at all, from and including the date of the Curragh North Termination.

(c)                                  Where Stanwell is entitled to recover damages from a third party supplier of goods or services, it shall use its best endeavours to do so (to the extent that a prudent power station operator would do so) and the cause concerned (to the extent it otherwise qualifies under this Clause 14.11) will only be considered to be a Cause Outside Control of Stanwell to the extent such damages recovered by Stanwell are insufficient to pay to Wesfarmers the amounts payable under Clause 14.14.

(d)                                 Without limitation, the following are examples of events that could lead to interruption beyond Stanwell’s control if the requirements of Clauses 14.11(a) and 14.11(b) are met:

(i)            natural calamities, acts of public enemies, acts of terrorists, insurrections, fires, wars, explosions, floods;

(ii)           serious breakdowns of railroad or port facilities;

(iii)          breakdowns of the boilers and other machinery;

(iv)          embargoes, orders or acts of a competent court or governmental or other statutory authority;

(v)           strike, lockout, illegal stoppages, or labour or union organised reduction of production; and

(vi)          failure of supply of goods and services including Stanwell’s Carrier failing to make sufficient rollingstock available at the train loading facilities at the Mine to allow Stanwell to carry out its obligations hereunder.

Consequences of Interruption

14.12                 Both Wesfarmers and Stanwell shall endeavour to mitigate costs and damages flowing from any interruption to the taking of deliveries of Coal.

14.13                 If the cause of the interruption to the taking of deliveries of Coal is a Cause Outside the Control of Stanwell, then Stanwell shall be relieved of its obligation to take such deliveries at such time (and to make payments in consequence of not taking the same) to the extent the taking is prevented by such cause, without derogating from Stanwell’s other obligations hereunder.

14.14                 Subject to Clause 24.6, if the cause of the interruption to the taking of deliveries is not a Cause Outside the Control of Stanwell and Stanwell has not made an Advance Payment with respect to such deliveries as provided in Clause 17, then in addition to such other rights as Wesfarmers may have under this Agreement, Wesfarmers shall be entitled to recover from Stanwell:

(a)                                 indemnification for all of Wesfarmers’ costs and damages resulting from the interruption, including costs in stockpiling of coal and any reduced price it may receive from selling coal to other customers.  Wesfarmers will use reasonable endeavours to mitigate all such costs and damages; and in addition

(b)                                 liquidated damages equal to [***]% of the amount determined under Clause 14.14(a).

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15.                               Sales by Wesfarmers to other Purchasers

15.1                        Subject only to complying with its obligations to Stanwell under this Agreement, Wesfarmers may, at its sole discretion, sell coal produced from the Tenements to any other purchaser of that coal.

16.                               Marketable Reserves

Definitions for Clause 16

16.1                        (a)                                 In this Clause 16:

(i)            “Committed Substitute Coal” means coal that at the time of making the calculation, Wesfarmers has the right under a legally enforceable contract to receive in the Reserves Year in question, notwithstanding that, if that contract is a long term contract with regular price reviews, the price for the Reserves Year in question has not yet been finalised.  A “contract” may include a legally enforceable option, exercisable by Wesfarmers to purchase coal, but for the avoidance of any doubt reference to “contract” in this definition excludes any non-binding document such as a letter of intent;

(ii)           “Future Marketable Reserves” means, in any Reserves Year, the total of:

(A)          the Marketable Reserves; and

(B)          the Committed Substitute Coal;

(iii)          “Marketable Reserves” means Marketable Reserves of coal within the Tenements;

(iv)          “Plan” means the plan referred to in Clause 16.2;

(v)           “Remaining Year” means each Reserves Year remaining during the projected term of this Agreement at the time the calculation is made;

(vi)          “Reserve Floor” means [***]% of the Total Contract Tonnage remaining to be delivered at the time the calculation is made or applies;

(vii)         “Reserve Minimum” means in any Reserves Year, the value of “X” (as shown in the table below for the Reserves Year commencing on 1 July of the Year specified) times the Total Contract Tonnage remaining to be delivered to Stanwell at the commencement of that Reserves Year;

(viii)        until the Curragh North Commencement Date (if it occurs):

A.

Remaining Year	X
2000-2005	[***]
2006	[***]
2007	[***]
2008	[***]
2009	[***]
2010	[***]
2011	[***]
2012	[***]
2013	[***]
2014	[***]
2015	[***]
2016-end Term	[***]

thereafter

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B.

Remaining Year	X
2002-2016	[***]
2017	[***]
2018	[***]
2019	[***]
2020	[***]
2021	[***]
2022	[***]
2023	[***]
2024	[***]
2025-Final Delivery Date	[***]

(ix)                              “Reserves Year” means a period of 12 months commencing on 1 July and ending on the next following 30 June.

Annual Plan on Future Marketable Reserves

16.2                        Wesfarmers shall prepare and provide to Stanwell by 30 September of each Year, a plan which shows for each Remaining Year (including the current Reserves Year) the volume of:

(a)                                 the Marketable Reserves at the commencement of each such Remaining Year;

(b)                                 the Committed Substitute Coal Wesfarmers is entitled to take delivery of during each such Remaining Year;

(c)                                  Wesfarmers’ planned deliveries of Coal during each such Remaining Year; and

(d)                                 Wesfarmers’ planned deliveries of other coal during each such Remaining Year.

Reserve Minimum Deficiency

16.3                        (a)                                 In this Clause 16.3, “Reserve Minimum Deficiency” means that volume of coal that equates to a deficiency of Future Marketable Reserves below the Reserve Minimum.

(b)                                 If, in any Reserves Year (“Previous Year”), it becomes apparent from the latest Plan, that there is a Reserve Minimum Deficiency for the immediately following Reserves Year (“Deficiency Year”), then Wesfarmers shall no later than June 30 in the Previous Year take such steps as may be necessary to eliminate the Reserve Minimum Deficiency in the Deficiency Year (which steps may include the securing of Committed Substitute Coal) and report such steps to Stanwell.

(c)                                  If by June 30 in the Previous Year the Reserve Minimum Deficiency for the Deficiency Year has not been cured by Wesfarmers, then Stanwell may have recourse to any equitable remedy available to it to ensure it is cured.

(d)                                 For so long as the Reserve Minimum Deficiency continues, Wesfarmers may, but without prejudice to Stanwell’s rights under Clause 16.3(c):

(i)            at any time cure the Reserve Minimum Deficiency; and

(ii)           request Stanwell to introduce a willing supplier of coal to Wesfarmers such that Wesfarmers could on-sell the coal to Stanwell as Substitute Coal, and Stanwell shall seek in good faith so to introduce such a supplier, without however having a contractual obligation to do so; and Wesfarmers has no claim against Stanwell for any failure by Stanwell to do so.

(e)                                  For the avoidance of any doubt, if, in any Reserves Year (other than the Previous Year), it becomes apparent from any Plan, that there is a Reserve Minimum Deficiency for any Remaining Year (other than

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the Deficiency Year) Stanwell has no rights or remedies against Wesfarmers by reason only of that situation.

Reserve Floor Deficiency

16.4                        (a)                                 In this Clause 16.4 “Reserve Floor Deficiency” means the volume of coal that equates to a deficiency of Marketable Reserves below the Reserve Floor.

(b)                                 If at any time there is or there will in any Remaining Year be a Reserve Floor Deficiency, Wesfarmers shall within 6 Months of being requested by Stanwell, devise a plan that will at least include the details set out in Clause 16.2, and when implemented will lead to the elimination of the Reserve Floor Deficiency in the Reserves Year concerned (“Year Concerned”).  Wesfarmers may at any time make amendments to that plan, and “Remedial Plan” means that plan as may be amended from time to time.

(c)                                  Wesfarmers shall furnish Stanwell with a copy of the Remedial Plan within that 6 Month period, and with any amendments as they are made; and with such evidence as Stanwell may reasonably request to the effect that the Remedial Plan is in fact in place and being implemented.

(d)                                 If Stanwell has reasonable grounds to believe that:

(i)            Wesfarmers is not adhering substantially to the Remedial Plan; or

(ii)           the Reserve Floor Deficiency shall not be cured in the Year Concerned,

then, subject to Clause 16.7, Stanwell may have recourse to any equitable remedy available to it to ensure the Reserve Floor Deficiency is cured.

(e)                                  Once there are reasonable grounds to believe that the Reserve Floor Deficiency has been cured for the Year Concerned then Wesfarmers no longer has an obligation to have a Remedial Plan for that Reserves Year.

Disputes

16.5                        If Stanwell disputes Wesfarmers’ calculation of Future Marketable Reserves Stanwell shall be entitled to require:

(a)                                 Wesfarmers to provide, at its cost, a certificate from a firm of chartered accountants (that have a substantial presence in at least Brisbane, Sydney and Melbourne) that confirms the firm has reviewed contracts that support Wesfarmers’ calculation of Committed Substitute Coal.  Stanwell shall not be entitled to any details of the contracts.  The certificate shall be final and binding on both Parties.

(b)                                 No more than once in every two Reserves Years, the calculation of Marketable Reserves set out in the latest Plan to be referred to an Expert under Clause 18.8.  The Expert shall be bound by the definition of Marketable Reserves in Clause 16.1 in making his/her determination.  If the Parties cannot agree on an Expert, then the President of the Australasian Institute of Mining and Metallurgy shall be requested to appoint an Expert.  If the Expert determines the Marketable Reserves are at least 95% of the Marketable Reserves notified by Wesfarmers, then Stanwell shall bear 100% of the costs; and if the Expert determines the Marketable Reserves are less than 95% of the Marketable Reserves notified by Wesfarmers, then Wesfarmers shall bear 100% of the costs.

Remedies

16.6                        The sole consequences, including any remedies available to Stanwell, of Wesfarmers’ failure to meet its obligations under this Clause 16 are those set out in this Clause 16.  Except as set out in Clause 16.5(b), Clause 18 shall not apply and such failure shall not constitute an Event of Default under Clause 27.

16.7                        The Parties acknowledge that damages or other monetary compensation, whether awarded at law or in equity, would not be an appropriate remedy for any failure by Wesfarmers to meet its obligations under this Clause 16.  Accordingly, Stanwell shall only be entitled to seek such equitable remedies as may be available to it, being remedies other than damages and other monetary compensation.

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Confidentiality

16.8                        Notwithstanding any other provision of this Clause 16, Wesfarmers shall keep separate any information relating to Committed Substitute Coal and details relating to any plans to purchase Substitute Coal and provide that information to personnel strictly on a need to know basis for the proper administration of this Clause 16.  Stanwell shall ensure that any such personnel provide an undertaking to Stanwell that any such information shall be used solely for purposes of this Clause 16, and only be disclosed on a strictly need to know basis.  Wesfarmers may require that any information in the Remedial Plan relating to the purchase of Substitute Coal not be disclosed to any personnel directly involved in the purchase of coal for Stanwell.

Miscellaneous

16.9                        The provisions of this Clause 16 shall be without prejudice to:

(a)                                 Stanwell’s rights under Clause 13; and

(b)                                 Clause 3.8.

17.                               Request by Stanwell for Postponement of Deliveries

17.1                        Stanwell may request Wesfarmers that it does not take deliveries of Coal that it would otherwise be required to take by electing to make an Advance Payment to Wesfarmers equal to 100% of the Contract Price of the affected delivery, provided that:

(a)                                 Stanwell gives reasonable prior notice to Wesfarmers of its intent to make this election;

(b)                                 Wesfarmers at its sole discretion and without legal obligation, decides to accommodate the election with or without conditions and gives Stanwell notice to that effect, including setting out any conditions and costs Stanwell will be required to bear;

(c)                                  Stanwell first agrees to comply with any conditions and be liable for any costs as outlined in Wesfarmers’ notice, and if the Coal is stockpiled it is done so at Stanwell’s risk; and

(d)                                 in the event Stanwell does so elect, Stanwell shall be entitled to request make up deliveries of the affected deliveries in any subsequent Year (provided that unless Wesfarmers agrees such make up deliveries shall not exceed 10% of the Annual Contract Tonnage for any Year).

18.                               Dispute Resolution

18.1                        Except for any question, dispute or difference under Clause 16 (excluding Clause 16.5(b)), if at any time any question, dispute or difference shall arise between Stanwell and Wesfarmers in relation to, or arising out of, this Agreement, then the Production Manager (or person of equivalent rank) of Stanwell shall meet with the Marketing Manager (or person of equivalent rank) of Wesfarmers with the view to resolving the dispute.

18.2                        If the dispute is not resolved within fourteen (14) days of the meeting referred to in Clause 18.1, then the Chief Executive Officer (or person of equivalent rank) of Stanwell shall meet with the Chief Executive Officer (or person of equivalent rank) of Wesfarmers with a view to resolving the dispute.

18.3                        If the dispute is not resolved within fourteen (14) days of the meeting referred to in Clause 18.2 then the dispute shall be referred to mediation, to be conducted in accordance with Clause 18.7.

18.4                        If the dispute is not resolved within thirty (30) days of the commencement of the mediation referred to in Clause 18.3 then either Party may commence proceedings in a court of competent jurisdiction in Queensland.

18.5                        Notwithstanding the existence of a dispute the Parties shall continue to perform the Agreement.

18.6                        Nothing herein shall prejudice the right of a Party to seek urgent injunctive or declaratory relief in respect of the dispute or any other matter arising under this Agreement.

18.7                        The following paragraphs apply to any mediation between the Parties pursuant to Clause 18.3:

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(a)                                 If the Parties do not agree, within seven (7) days from the date upon which Clause 18.3 applies, as to the identity of the mediator, or the mediator agreed by the Parties signifies that he or she is unable or unwilling to act, a mediator shall be appointed at the request of either Party by the Chairman for the time being of the Institute of Arbitrators and Mediators Australia who shall nominate a person having qualifications and experience relevant (in the opinion of the Chairman) to the nature of the dispute.  Within seven (7) days of such agreement or nomination the Parties shall jointly appoint the agreed or nominated mediator and if either refuses to join in the appointment the other is hereby irrevocably authorized to appoint the mediator on behalf of both Parties.

(b)                                 Within seven (7) days after his or her appointment the mediator shall meet with the Parties to agree upon the procedure to be adopted in resolving the dispute or difference and failing agreement between them within ten (10) days from such appointment the procedure shall be as determined by the mediator having regard to the other provisions hereof.

(c)                                  The mediator:

(i)            may inform himself or herself in relation to any matter in dispute in such manner as he or she thinks fit;

(ii)           shall be entitled to engage or consult with any adviser, legal or technical, as he or she may see fit; and

(iii)          shall otherwise have the power to facilitate the resolution of the dispute in such a manner and subject to such rules as the mediator in his or her absolute discretion determines as suitable for the nature of the dispute.

(d)                                 The mediator shall seek to resolve the dispute by acting as a mediator or conciliator between the Parties and for that purpose may require the Parties to confer with him or her at any time in relation to the whole or any part of or in respect of any aspect of the dispute.

(e)                                  Unless agreed by the Parties neither Party shall be represented by a legal practitioner.

(f)                                   The Parties shall pay the costs of the mediator and any consultants engaged by the mediator equally.

(g)                                  Neither anything said orally or in writing, nor any documents or information provided by either Party to the other or to the mediator and produced for the purposes of the mediation in the course of or in connection with the mediation shall be admissible in any legal proceedings between the Parties; and shall be regarded as privileged, provided that this shall not apply to documents already in existence and otherwise admissible; and unless agreed by the Parties the person acting as mediator may not be called as a witness by either Party in any proceedings.

18.8                        Notwithstanding the foregoing provisions of this Clause, in the event that the question, dispute or difference relates to Clauses 1.1 (Consumer Price Index and As Converted Into $A), 7, 8 (except for the umpire analysis provided therein), 10, 11, 12.5(a) (Pit U East Area ROM Tonnage), 12.5(j), 12.6, 12.11, and 16.5(b) (“Reference Clause(s)”), then:

(a)                                 Either Party may give notice to the other requesting a meeting to resolve the same and if the matter is not resolved within 14 days of such notice either Party may give notice specifying the nature of the question dispute or difference and calling for the point at issue to be referred to an “Expert”.

(b)                                 In such event the Parties shall seek to agree upon an Expert to determine the matter.

(c)                                  Failing such agreement within one Month of the notice referred to in paragraph (a), and unless the Reference Clause states to the contrary, the President for the time being of the Institute of Chartered Accountants shall be requested to nominate the Expert.

(d)                                 The Parties must give the Expert all of the information and assistance which the Expert may reasonably require.

(e)                                  The Expert must:

(i)            promptly fix a reasonable time and place for receiving submissions or information from the Parties or from any persons as he may think fit;

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(ii)           accept oral or written submissions from the Parties in relation to the dispute;

(iii)          not be bound by the rules of evidence;

(iv)          prior to making a binding decision, publish a draft decision giving reasons within 28 days of his appointment and thereafter the Parties may within 35 days of his appointment make written submissions to the Expert and the Expert may amend his draft decision prior to making his final decision; and

(v)           state his final decision giving reasons in writing within 40 days of his appointment.

(f)                                   The Expert will be required to undertake to keep confidential all matters coming to his knowledge by reason of his appointment and performance of his duties.

(g)                                  The Expert will have the following powers:

(i)            to inform himself independently as to all matters relevant to the dispute;

(ii)           to receive oral or written submissions from the Parties; and

(iii)          to consult with any other professionally qualified persons as he in his absolute discretion thinks fit in relation to resolving the dispute.

(h)                                 The Expert shall not be deemed to be an arbitrator but an expert and the law relating to arbitration, including the Commercial Arbitration Act 1990, shall not apply to the Expert or the determination or the procedures by which the Expert may reach a determination.

(i)                                     The determination of the Expert shall be final and binding on each Party.

(j)                                    Except as otherwise provided in the Reference Clause, the costs of the Expert and any consultants or advisors engaged by the Expert shall be borne equally by the Parties.  The Parties shall each bear their own legal and other costs.

(k)                                 All proceedings and submissions and responses shall be kept confidential between the Parties, their respective legal and other advisors who are under a duty of confidentiality, and the Expert.  Such information may only be divulged to any other third party with the prior consent of the Parties or as may be required by law, in order to enforce the determination of the Expert or as may be required in connection with any litigation.

18.9                        A Party shall consider in good faith any request by the other Party to have any question, dispute or difference referred to an Expert under Clause 18.8, but without any obligation to do so.

19.                               Assignment/Change of Ownership

19.1                        Wesfarmers may not assign all or any part of its rights or obligations under this Agreement unless:

(a)                                 Stanwell has given its prior consent; and

(b)                                 its rights, in the same percentage, to the Tenements and to each Project Document are assigned to the same assignee at the same time, except in relation to a deemed assignment under Clause 19.5.

19.2                        Wesfarmers may not assign its rights to the Tenements, except together with an assignment, in the same percentage, of its rights and obligations under this Agreement.

19.3                        Notwithstanding Clause 19.2, Wesfarmers may encumber its rights to the Tenements so long as the Encumbrancee undertakes in a form reasonably satisfactory to Stanwell only to dispose of such rights together with an assignment of rights and obligations under this Agreement in accordance with Clause 19.1.

19.4                        Stanwell may not assign all or any part of its rights or obligations under this Agreement unless:

(a)                                 Wesfarmers has given its prior consent; and

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(b)                                 each Project Document is assigned to the same assignee at the same time.

19.5                        (a)                                 Transfers of shares in Wesfarmers and/or issues of Shares in Wesfarmers to a person that result in that person, and/or its Related Bodies Corporate, acquiring more than 50% of the shares in Wesfarmers shall each be deemed to be an assignment of this Agreement for the purpose of this Clause 19, except that the person to whom the shares are being transferred is the “proposed assignee”.

(b)                                 If there is a Curragh North Termination, then from and including the date of the Curragh North Termination Clause 19.5(a) will be replaced with:

“Wesfarmers shall use its best endeavours to ensure any transfer of more than 50% of the shares in Wesfarmers shall not take place without the prior consent of Stanwell.”

19.6                        (a)                                 The Party requesting any consent under this Clause 19 (“Party Concerned”) may request consent for a proposed assignee as soon as it believes a person is likely to be an assignee (“Request”).

(b)                                 The Party whose consent is required under this Clause 19 (“Consenting Party”) shall, within 30 days (or 45 days if Clause 19.6(d) applies) of receiving a Request, by notice to the Party Concerned, either:

(i)                                     subject only to Clause 19.7(b), (d) and (e), give unqualified consent; or

(ii)                                  refuse consent, in which case it shall set out the reasons for such refusal.

(c)                                  If the Consenting Party fails for any reason to give the notice within such period, unqualified consent shall be deemed to have been given.

(d)                                 If neither the proposed assignee nor any of its Holding Companies:

(i)            has a substantial investment in Australia, or

(ii)           is listed on a stock exchange either in Australia or overseas,

then the 30 day period referred to in Clause 19.6(b) shall be extended to 45 days.

(e)                                  To maximise the time the Consenting Party has to consider the suitability of a proposed assignee, the Party Concerned may notify the Consenting Party of a shortlist of proposed assignees as soon as the Party Concerned is satisfied that a list, acceptable to it, is available.  However, a notice requesting a consent for the purpose of this Clause 19.6 for a particular assignee shall not be deemed to have been given until the Party Concerned by notice informs the Consenting Party that in its opinion a person named in the shortlist is likely to be an assignee.

19.7                        (a)                                 In this Clause 19.7 “Financial Ability” means:

(i)            in relation to a Party its financial ability to perform its obligations as a Party to this Agreement, and

(ii)           where Clause 19.5 applies, a Party’s financial ability to perform its obligations as a Party to this Agreement taking into account its Financial Ability and whether that is materially adversely affected by a change of ownership to the proposed assignee.

(b)                                 Where a Party’s consent is required under this Clause 19, such consent shall be given unless:

(i)            the Consenting Party, acting reasonably, determines that the proposed assignee does not have the Financial Ability; or

(ii)           where Clause 19.5 applies, Stanwell, acting reasonably, determines that the Party would not continue to have the Financial Ability.

(c)                                  (i)            If, acting reasonably, the Consenting Party determines that the proposed assignee does not have the Financial Ability, and so informs, with reasons, the Party Concerned as contemplated in Clause 19.6(b)(ii), the Party Concerned may then request the Consenting Party to consider whether by taking into account the ownership of the proposed assignee and the financial substance of its Holding Company (“Matters”) the proposed assignee thereby has the Financial Ability.

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(ii)           The Consenting Party shall consider the request made under Clause 19.7(c) within 5 days of receiving it.  If, acting reasonably it determines that by taking into account either or both Matters, the proposed assignee thereby has the Financial Ability, the Consenting Party shall inform the Party Concerned to that effect and give its consent to the proposed assignment.  In doing so, the Consenting Party may give qualified consent requiring reasonable contractual protections, such as a Holding Company guarantee.

(d)                                 (i)            When making a Request under Clause 19.6 in respect of a particular proposed assignee, the Party Concerned may request that if the Consenting Party, acting reasonably, should determine that the proposed assignee does not have the Financial Ability, then the Consenting Party also have regard to the Matters for that proposed assignee.

(ii)           In that event the Consenting Party, acting reasonably, may give qualified consent requiring reasonable contractual protections, such as a Holding Company guarantee.  Any such consent is to be given within the 30 or 45 day period as contemplated under Clause 19.6.  In doing so the Consenting Party shall also give reasons for initially determining that the proposed assignee does not have the Financial Ability.

(e)                                  Notwithstanding any other provision of this Clause 19, a consent for a particular potential assignee shall be deemed to include a consent for any Related Body Corporate of it that becomes the actual assignee so long as the Related Body Corporate is determined by the Consenting Party in accordance with Clause 19.7 to:

(i)            meet the criteria set out in that Clause; or if not

(ii)           meet the criteria set out in that Clause by the Consenting Party, acting reasonably, taking into account the Matters, if the Party Concerned has requested that the Matters be considered;

and if (ii) applies, the Consenting Party may give qualified consent requiring reasonable contractual protections, such as a Holding Company guarantee.

19.8                        The Parties agree that any notice referred to in this Clause 19 shall be deemed to have been given and received if:

(a)                                 a similar notice has been given pursuant to each Project Document in accordance with the equivalent to Clause 23; and

(b)                                 that notice refers to this and each such deed and agreement.

20.                               Representations, Warranties and Undertakings

By Wesfarmers

20.1                        Wesfarmers represents, warrants and undertakes to Stanwell that as at the date of this Agreement:

(a)                                 Wesfarmers is the sole legal and beneficial owner of, and is entitled to all coal produced from, Mining Leases 1878, 1990, 80010, 80011, 80012, 80112 and 80086; and

(b)                                 Wesfarmers has corporate power, has obtained all necessary approvals, licenses and authorities, and has taken all necessary steps to enable it to enter this Agreement and perform its obligations hereunder.

20.2                        Unless otherwise expressly stated to the contrary in a notice given to Stanwell by Wesfarmers (and not by the Sales Representative), Wesfarmers represents, warrants and undertakes to Stanwell that the Sales Representative is duly authorised to give and receive all notices, offers, requests, consents, demands, advices and other documents under this Agreement.

By Stanwell

20.3                        Stanwell represents, warrants and undertakes to Wesfarmers that as at the date of this Agreement it has the corporate power, has obtained all necessary approvals, licenses and authorities and has taken all necessary steps to enable it to enter this Agreement and perform its obligations hereunder.

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21.                               [This Clause is not being used intentionally]

22.                               Confidentiality

22.1                        (a)                                 Subject to Clause 22.1(b), the provisions of this Agreement and all information acquired by a Party from the other Party in respect of the operation of this Agreement and each Project Document shall be confidential and shall not unless otherwise agreed by all the Parties be disclosed to any third party except to:

(i)            a Related Body Corporate;

(ii)           the State, as required by any relevant laws or regulations and the Shareholding Ministers in the case of Stanwell;

(iii)          a contractor employed by a Party where disclosure of such data or information is necessary to such contractor’s work PROVIDED THAT such contractor executes an agreement of confidential treatment thereof for the benefit of the other Party;

(iv)          a bona fide prospective purchaser of part or all of a Party’s interest in this Agreement or any of the Tenements or of the Curragh Mine or Curragh North Mine or the Power Stations (including a person with whom a Party is conducting bona fide negotiations directed towards a merger, public listing or consolidation) PROVIDED THAT it first executes an agreement of confidential treatment thereof for the benefit of the other Party;

(v)           a bank or other lending agency to the extent necessary for a Party arranging for funding of its obligations hereunder; or

(vi)          its professional advisers.

(b)                                 Clause 22.1 shall not apply to information that:

(i)            becomes generally available to the public other than as a result of a disclosure by the Party seeking to rely on this Clause 22.1(b) (“Relevant Party”) in violation of this Agreement,

(ii)           was available to the Relevant Party on a non-confidential basis prior to its disclosure to that Party by the other Party or its representatives, or

(iii)          becomes available to the Relevant Party on a non-confidential basis from a source other than the other Party or its representatives when such source is entitled, to the best of the Relevant Party’s knowledge, to make such disclosure.

(c)                                  In this Clause 21 information required by Clause 22.1(a) and (b) to be confidential shall be referred to as “Confidential Information”.

22.2                        Nothing herein contained shall be construed to preclude a Party from making any public announcement or other disclosure reasonably necessary to comply with any statutory or regulatory obligation including, but without limiting the generality of the foregoing, any disclosure obligation applicable under the Corporations Act 2001 (Cth) or the requirements of any stock exchange on which the shares of such Party or a Related Body Corporate are or are proposed to be listed.

22.3                        A Party requiring or wishing to make public any material referred to in Clause 22.2 that includes Confidential Information shall notify the other Party of the proposed announcement as far in advance as is reasonably possible.

22.4                        The obligations under this Clause shall continue to bind a Party for a period of 3 Years after the termination of the last of this Agreement and each Project Document.

23.                               Notices and Communications

23.1                        Any notices, offers, requests, agreements, appointments, statements, consents, demands, advices, information, reports and other documents (“Notice”) given pursuant to this Agreement shall be in writing and signed in the case

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of Stanwell by any one of its Production Manager, a director and the secretary and signed in the case of Wesfarmers, or its Sales Representative, by any one of the General Manager, Sales and Marketing (or person having an equivalent title), a director and the secretary of either Wesfarmers or its Sales Representative, on behalf of Wesfarmers and shall be delivered to the following addresses:

To Stanwell:

Stanwell Corporation Limited
Level 12 Waterfront Place
1 Eagle Street
BRISBANE QLD 4000

Attention:	Company Secretary

Facsimile:	(07) 3335 7411

To Wesfarmers:

Wesfarmers Curragh Pty Ltd
Level 31, Central Plaza 1
345 Queen Street (Cnr Creek and Queen Sts)
BRISBANE QLD 4000

Attention:	General Manager, Sales and Marketing

Facsimile:	07 3211 7908

To the Sales Representative:

Wesfarmers Curragh Pty Ltd
Level 31, Central Plaza 1
345 Queen Street (Cnr Creek and Queen Sts)
BRISBANE QLD 4000

Attention:	General Manager, Sales and Marketing

Facsimile:	07 3211 7908

or to such other addresses or facsimile numbers as the Parties subsequently designate by Notice in the manner provided in this Clause 23.1.

23.2                        Without prejudice to any other mode of service, communications shall be deemed to be properly made if posted pre-paid or faxed.

23.3                        Notices given:

(a)                                 by hand shall be deemed to be delivered at the time they are actually delivered to the appropriate address;

(b)                                 by post, five (5) days after posting; and

(c)                                  by facsimile, at the time of transmission, provided that the activity record printout of the sender’s machine shows a successful transmission to the recipient’s machine at that time.

23.4                        The Parties agree, pursuant to Order 10 Sub-Rule 9(b) of the Rules of the Supreme Court of Queensland any Writ of Summons or other process issued by any Party may be served on any other Party by sending a photocopy of the signed and sealed copy of the Writ by certified or registered mail, with postage prepaid, to such other Party at that Party’s address set forth in Clause 23.1.

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24.                               Miscellaneous

Waivers and Remedies

24.1                        (a)                                 Except where inconsistent with the context hereof the failure of any Party to insist in any instance upon strict performance of any of the provisions of this Agreement or to take advantage of any of its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights, but the same shall continue and remain in full force and effect.

(b)                                 All remedies afforded under this Agreement shall unless otherwise herein provided be taken and construed as cumulative and in addition to every other remedy provided herein or by law or at equity.

(c)                                  In particular and without limiting the generality of the foregoing, the acceptance by Stanwell of Coal which does not comply with the Standard Coal Quality or the Limiting Specifications in Clause 7.4 shall not be deemed to be a waiver by Stanwell of any of its rights under this Agreement in relation to such Coal or of its right to refuse to accept future deliveries which do not meet such requirements.

(d)                                 Stanwell shall have two (2) Months after delivery of Coal in any Month to notify Wesfarmers if Stanwell intends making any claim in respect thereof not withstanding any other provision of this Clause.  If Stanwell does not so make a claim, acceptance of such Coal shall constitute a waiver of Stanwell s rights in respect of that Coal.

Entire Agreement

24.2                        This Agreement shall constitute the entire agreement between the Parties in relation to its subject matter; and no other representations, warranties, covenants, terms or conditions, whether express or implied and whether oral or in writing, in relation to the subject matter of this Agreement shall be of any force or effect unless contained in this Agreement.  This Agreement supersedes all prior negotiations, contracts, arrangements, understandings and agreements with respect to that subject matter, including any discussions between Wesfarmers and Stanwell and any Related Body Corporate or representative of any of them with respect to amending the CSA by way of this document, as a restatement of the CSA except for any agreement or deed that may be or may have been entered in express reference to this Agreement.

Interpretation and Governing Law

24.3                        The law of the State of Queensland, Australia, shall apply to and be the proper law of this Agreement.  Any action or proceedings taken or which may be taken under or in connection with this Agreement shall be taken, instituted or determined, as the case requires, in the Courts of Queensland.

Amendment

24.4                        Any amendment to this Agreement shall be in writing and signed under Seal.

Mutual Collaboration

24.5                        Stanwell and Wesfarmers recognize that circumstances may arise which could not have been reasonably foreseen at the time this Agreement is entered into.  The Parties agree that they will use their best endeavours to resolve any problems due to any such unforeseeable circumstances including continuation of any interruption to supply and to taking of deliveries in the spirit of mutual understanding and collaboration.  Failure to resolve any problems as contemplated in this Clause 24.5 will not be a matter to which Clause 18 applies.

Limitations to Losses and Damages

24.6                        (a)                                 If any act or omission of Wesfarmers or Stanwell, under the provisions of this Agreement:

(i)            gives rise to any liability on the part of that Party for damages the amount of which is not liquidated by any provision of this Agreement (including damages for negligence, where that negligence constitutes, or contributes to, a breach of contract by it); or

(ii)           gives rise to any liability on the part of that Party under any indemnity given by it under this Agreement;

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then such liability shall be limited to the direct, proximate and foreseeable loss attributable to such act or omission, after taking into account any obligation of the Party claiming in respect of the liability to mitigate its loss and any contributory conduct, and neither the Party claiming in respect of the liability nor any other person claiming through or under that Party shall be entitled to damages or indemnification for any Excluded Loss attributable to such act or omission.

For the avoidance of doubt, the damages referred to in Clauses 13.15(b) and 14.14(b) are, once determined by reference to Clauses 13.15(a) and 14.14(a), respectively, “liquidated” for purposes of this Clause 24.6(a)(i).

(b)                                 In Clause 24.6 “Excluded Loss” means:

(i)            in the case of loss or damage or liability to a non-Party resulting from a breach of contract - indirect, remote or unforeseeable loss, including economic loss, loss of use, loss of contracts, loss of revenue, loss of profit, loss or denial of opportunity, loss of access to markets, loss of goodwill, loss of business reputation, loss of production, increased overhead costs, or wasted overheads or any other similar loss occasioned by that breach, whether or not in the reasonable contemplation of the Parties at the time of execution of this Agreement as being a probable result of the relevant breach;

(ii)           in the case of loss or damage arising from any tort (including negligence) - indirect, remote or unforeseeable loss and, in the case of pure economic loss, loss not flowing directly from the commission of the tort; and

(iii)          in the case of loss or damage arising from any breach of statutory duty, regulation or by-law - indirect, remote or unforeseeable loss and, in the case of pure economic loss, loss not flowing directly from the breach of the of statutory duty, regulation or by-law, save where such loss or damage cannot be excluded or limited by operation of mandatory provisions of law.

Further Assurances

24.7                        Each Party shall execute and deliver all further documents and instruments, and provide such further assistance that may be necessary or desirable to carry out the provisions of this Agreement or to effectuate the purposes or intent of this Agreement.

Haul Road

24.8                        In acknowledgment of Stanwell’s desire to minimise any sterilisation of coal in the area described in Part F of Schedule 1, if the Haul Road is constructed over that area and, if requested by Stanwell, acting reasonably, Wesfarmers shall move any portion of the Haul Road in that area.

25.                               Costs

25.1                        Except as provided in Clause 25.2, whether or not any of the transactions contemplated by this Agreement are consummated, each Party shall pay its own fees and expenses of and incidental to the negotiation, preparation and execution of this Agreement, and to the transactions contemplated by this Agreement, including the fees and disbursements of its lawyers and accountants.

25.2                        Stanwell shall:

(a)                                 bear and pay for all stamp duty on, or incidental to the execution of, this Agreement and on or incidental to all transactions contemplated by this Agreement excluding stamp duty on transactions or agreements between Wesfarmers and third parties;

(b)                                 lodge this Agreement for stamping as required by the relevant statute; and

(c)                                  indemnify Wesfarmers against its liability for all such stamp duty and against any liability resulting from the failure of Stanwell to lodge any document for stamping as required under any applicable legislation.

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26.                               Counterparts

26.1                        This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

27.                               Triggering Events/Termination

27.1                        In this Clause 27:

(a)                                 “Event of Default” means a Financial Default or a Non-Financial Default, as the context requires.

(b)                                 “Financial Default” means any of the following:

(i)            any failure by a Party to pay any sum due and payable to the other Party under this Agreement or under a Project Document by the earlier of the following days:

(A)                               the 15th day after the unpaid sum becomes due and payable; and

(B)                               the 5th day after the Party receives notice from the other Party that the sum has not been paid by the date it became due and payable (for the avoidance of doubt the other Party is not obliged to give such notice).

(ii)           a Party takes or has taken against it any action or proceeding whether voluntary or compulsory which has the object or effect of:

(A)                               winding up that Party, which action or proceeding has not been dismissed or withdrawn within 14 days, or

(B)                               a Party’s liquidation or provisional liquidation, or

(iii)          a Party enters a compromise or other arrangement with its creditors or a receiver or receiver and manager is appointed over any of its assets;

except that Paragraph (iii) shall not apply to a reconstruction or amalgamation of a Party while that Party is solvent.

(c)                                  “Non-Financial Default” means a default, other than a Financial Default, by a Party in performing this Agreement, but excludes an Excluded Event.

(d)                                 “Excluded Event” means:

(i)            where there is an interruption or threatened interruption of supply of Coal by Wesfarmers to Stanwell and Clause 13.3 applies; or

(ii)           where there is an interruption or threatened interruption to the taking of Coal by Stanwell from Wesfarmers and Clause 14.3 applies.

Default Notice

27.2                        If an Event of Default occurs, the non-defaulting Party may give the defaulting Party a notice (“Default Notice”) describing in reasonable detail the Event of Default that has occurred and the following:

(a)                                 a statement that the notice is a Default Notice issued under this Clause;

(b)                                 a statement that there has been an event of a Financial Default, Non-Financial Default or Cross Breach (as the case may be);

(c)                                  a statement of the relevant matters of fact in sufficient detail so as to permit the clear identification of the matters constituting the default and the non-defaulting Party’s requirement for rectification; and

(d)                                 signatures in accordance with Clause 23.

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Cure period

27.3                        Upon receipt of a Default Notice, the defaulting Party will have:

(a)                                 in the case of a Financial Default, 10 days to cure that default; and

(b)                                 in the case of a Non-Financial Default, 60 days to cure that default, unless the Parties have agreed in good faith on a longer period (not to exceed 180 days), in which case the period to cure that default shall be such longer period, provided that the cure period will end immediately if the defaulting Party ceases to be diligently pursuing a cure of the default.

Non-curable default

27.4                        If under Clause 27.3(b), the defaulting Party’s default is not reasonably capable of remedy, the defaulting Party must immediately notify the other Party and take all reasonable steps satisfactory to the other Party to mitigate the consequences of the default, but without prejudice to the non-defaulting Party’s rights under Clause 27.5.

Remedies

27.5                        If a default is not cured within the applicable cure period described in Clause 27.3, the non-defaulting Party may, subject to:

(a)                                 giving 30 days’ notice to the defaulting Party stating its intention to do so if the default is not cured (and the default is not cured within that notice period) provided that only 15 days’ notice shall be required for a Financial Default under Clause 27.1(b)(i) (and provided that any notice given pursuant to this clause shall state the effective date of such termination); and

(b)                                 if the Event of Default is a Non-Financial Default, that default having a material adverse effect on the rights of the non-defaulting Party under this Agreement, terminate this Agreement, but without prejudice to:

(i)            any of its other rights in this Agreement;

(ii)           any right to sue the defaulting Party for damages for that default; and

(iii)          the exercise of all other available legal and equitable remedies, including suing for specific performance, injunctive relief or such other orders as it deems appropriate.

Termination—General

27.6                        The expiration or termination of this Agreement shall:

(a)                                 not affect the provisions expressed or implied to operate or have effect on or after such expiration or termination; and

(b)                                 be without prejudice to any right of action already accrued to a Party in respect of any breach of this Agreement by the other Party.

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Schedule (1)

Part A:  Curragh North Area

[***]

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Part B:  Reserved Area

[***]

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Part C:  Additional Areas

[***]

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Part D:  Diagram of MDL 162, Curragh North Area And Reserved Area

[***]

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Part E:  Water Reserve Mining Lease Area

[***]

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PART F:  HAUL ROAD RESTRICTION AREA (CLAUSE 24.8)

[***]

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PART G:  DESCRIPTION OF PIT U EAST AREA

[***]

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PART H:  PIT U EAST AREA — RUN OF MINE COAL

[***]

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Part I:          HAUL ROAD MINING LEASE

[***]

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Schedule (2):  Quality Assurance

[***]

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Schedule (3):  Rail Performance Levels

[***]

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Schedule (4):  Marketable Reserves - Australasian Code for Reporting of Mineral Resources and Ore Reserves (‘JORC Code’)

[***]

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Schedule (5):  Pro-forma Stanwell Export Coal Confirmation

[***]

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Schedule (6):  Clause 1.1—“Final Delivery Date”

[***]

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Schedule (7):  Clause 5A.1—“Stanwell Actual Export Tonnage Proceeds”

[***]

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Schedule (8):  process for invoicing under Clause 12.7 when Expansion Commitment Date occurs (provided that it occurs on or before the Expansion Commitment Deadline Date)

[***]

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EXECUTED in Queensland

Signed by Stanwell Corporation Limited ABN 37 078 848 674 in accordance with section 127 of the Corporation Act (Cwlth)

/s/ Denis Mark Byrne	/s/ Michael Thomas O’Rourke

Denis Mark Byrne	Michael Thomas O’Rourke

Signed by Wesfarmers Curragh Pty Ltd ABN 90 009 362 565 in accordance with section 127 of the Corporation Act (Cwlth)

/s/ Stewart Butel	/s/ Michael Ball
Director Signature	Director/Secretary Signature

Stewart Butel	Michael Ball
Print Name	Print Name

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